--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM 11-K



            (X)   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the fiscal year ended December 31, 1996

                                                                 OR

            (  )  TRANSITION REPORT PURSUANT TO 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the transition period from .......... to ..........



            Commission file number 1-4879
                                   ------


                    DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN
--------------------------------------------------------------------------------
                            (Full title of the plan)
--------------------------------------------------------------------------------

    Diebold, Incorporated 5995 Mayfair Road P.O. Box 3077 North Canton, Ohio
                                   44720-8077
--------------------------------------------------------------------------------
           (Name of issuer of the securities held by the plan and the address of its principal executive office)

                              REQUIRED INFORMATION

Audited plan financial statements and schedules prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, are filed herewith in lieu of the requirements of an audited statement of financial condition and statement of income and changes in plan equity.

Financial Statements and Exhibits
---------------------------------

A) The following financial statements and schedules are filed as part of this annual report:

     1) Statements of Net Assets Available for Benefits (with Fund Information) - December 31, 1996 and 1995

     2) Statements of Changes in Net Assets Available for Benefits (with Fund Information) - Years Ended December 31, 1996 and 1995

     3)   Notes to Financial Statements - December 31, 1996 and 1995

     4) Schedule 1 - Line 27 a - Schedule of Assets Held for Investment Purposes - December 31, 1996

     5) Schedule 2 - Line 27 d - Schedule of Reportable Transactions - Year Ended December 31, 1996



B) The following exhibit is filed as part of this annual report:

 23.    Consent of Independent Auditors


All other schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because there is no information to report.

                          INDEPENDENT AUDITORS' REPORT

The Plan Administrator and Participants
Diebold, Incorporated 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of Diebold, Incorporated 401(k) Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/KPMG PEAT MARWICK LLP
KPMG PEAT MARWICK LLP
Cleveland, Ohio
June 20, 1997

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
     STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS (WITH FUND INFORMATION)
                                DECEMBER 31, 1996

                                                                   PARTICIPANT DIRECTED
                             -----------------------------------------------------------------------------------------------------
                              MANAGED       COMPANY        GROWTH                         EQUITY                     INVESTMENT
                              INCOME         STOCK         COMPANY        OVERSEAS        INDEX         BALANCED      GRADE BOND
                             PORTFOLIO        FUND          FUND            FUND           FUND           FUND           FUND
                             -----------  ------------  -------------  -------------  --------------  -------------  -------------
Assets:
 Investments
  Guaranteed Investment
   Contracts -
    Fidelity Managed
     Income Portfolio       $6,470,705    $        --      $      --      $      --      $      --      $      --      $      --

  Equities -
   Diebold, Incorporated
    Common Shares                   --     74,049,459             --             --             --             --             --

  Mutual funds -
   Fidelity Mutual
    Funds --                        --             --     19,355,357        433,521     11,947,402      7,373,908      4,348,337

  Fidelity Retirement
   Government Money
    Market                          --             --             --             --             --             --             --

  Victory Financial
   Reserves Portfolio           26,579      1,781,007        269,263         66,447        182,243         92,934         59,725

  Participant notes
   receivable                       --             --             --             --             --             --             --
                             ---------     ----------     ----------        -------     ----------      ---------      ---------
   Total investments         6,497,284     75,830,466     19,624,620        499,968     12,129,645      7,466,842      4,408,062

 Cash                               --             --             --             --             --             --             --

 Accrued income                 31,747          5,047            322            168            266            114         23,509
                             ---------     ----------     ----------        -------     ----------      ---------      ---------
   Total assets              6,529,031     75,835,513     19,624,942        500,136     12,129,911      7,466,956      4,431,571

Accounts payable                31,669      1,365,388        129,800         57,850        101,100         47,270         54,511
                             ---------     ----------     ----------        -------     ----------      ---------      ---------

Net assets available
 for benefits:              $6,497,362    $74,470,125    $19,495,142       $442,286    $12,028,811     $7,419,686     $4,377,060
                             =========     ==========     ==========        =======     ==========      =========      =========





                              --------------------------
                               RETIREMENT                     TOTAL
                                GOVERNMENT      LOAN           ALL
                                   FUND         FUND          FUNDS
                              ------------  ------------  ------------
Assets:
 Investments
  Guaranteed Investment
   Contracts -
    Fidelity Managed
     Income Portfolio          $        --      $      --    $ 6,470,705

  Equities -
   Diebold, Incorporated
    Common Shares                       --             --     74,049,459

  Mutual funds -
   Fidelity Mutual
    Funds --                            --             --     43,458,525

  Fidelity Retirement
   Government Money
    Market                       1,544,947             --      1,544,947

  Victory Financial
   Reserves Portfolio               33,453             --      2,511,651

  Participant notes
   receivable                           --      1,032,138      1,032,138
                                 ---------      ---------    -----------
   Total investments             1,578,400      1,032,138    129,067,425

 Cash                                   --         26,127         26,127

 Accrued income                      6,694             --         67,867
                                 ---------      ---------    -----------
   Total assets                  1,585,094      1,058,265    129,161,419

Accounts payable                    28,702             --      1,816,290
                                 ---------      ---------    -----------

Net assets available
 for benefits:                  $1,556,392     $1,058,265   $127,345,129
                                 =========      =========    ===========


See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
     STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS (WITH FUND INFORMATION)
                                DECEMBER 31, 1995

                                                                   PARTICIPANT DIRECTED
                             -----------------------------------------------------------------------------------------------------
                              MANAGED       COMPANY        GROWTH                         EQUITY                     INVESTMENT
                              INCOME         STOCK         COMPANY        OVERSEAS        INDEX         BALANCED      GRADE BOND
                             PORTFOLIO        FUND          FUND            FUND           FUND           FUND           FUND
                             -----------  ------------  -------------  -------------  --------------  -------------  -------------
Assets:
 Investments
  Guaranteed Investment
   Contracts -
    Fidelity Managed
     Income Portfolio      $5,579,299   $        --      $      --       $     --       $     --       $      --       $   --
  Equities -
   Diebold, Incorporated
     Common Shares                 --    36,351,860             --             --             --              --           --

  Mutual funds -
   Fidelity Mutual
    Funds                          --            --     13,543,159             --      7,914,017       6,604,064    4,061,318

  Fidelity Retirement
   Government Money
    Market                         --            --             --             --             --              --           --

  Victory Financial
   Reserves Portfolio          52,314       473,593        172,710             --        107,481          87,665       34,820

  Participant notes
   receivable                      --            --             --             --             --              --           --
                           ----------   -----------    -----------     -----------    ----------      ----------   ----------
   Total investments        5,631,613    36,825,453     13,715,869             --      8,021,498       6,691,729    4,096,138

 Cash                              --            --         87,655             --        107,713              --           --

 Accrued income                28,760         1,958            674             --            403             322       22,261
                           ----------   -----------    -----------     -----------    ----------      ----------   ----------
   Total assets             5,660,373    36,827,411     13,804,198             --      8,129,614       6,692,051    4,118,399

Accounts payable               30,463        50,430             --             --             --         123,219       50,560
                           ----------   -----------    -----------     -----------    ----------      ----------   ----------
Net assets available
 for benefits:             $5,629,910   $36,776,981    $13,804,198     $       --     $8,129,614      $6,568,832   $4,067,839
                           ==========   ===========    ===========     ===========    ==========      ==========   ==========

                           --------------------------
                            RETIREMENT                     TOTAL
                             GOVERNMENT      LOAN           ALL
                                FUND         FUND          FUNDS
                           ------------  ------------  ------------

Assets:
 Investments
  Guaranteed Investment
   Contracts -
    Fidelity Managed
     Income Portfolio      $        --     $      --   $ 5,579,299
  Equities -
   Diebold, Incorporated
     Common Shares                  --            --    36,351,860

  Mutual funds -
   Fidelity Mutual
    Funds                           --            --    32,122,558

  Fidelity Retirement
   Government Money
    Market                   1,286,007            --     1,286,007

  Victory Financial
   Reserves Portfolio           13,473            --       942,056

  Participant notes
   receivable                       --       805,713       805,713
                           -----------   -----------   -----------
   Total investments         1,299,480       805,713    77,087,493

 Cash                               --            --       195,368

 Accrued income                  5,938           459        60,775
                           -----------   -----------   -----------
   Total assets              1,305,418       806,172    77,343,636

Accounts payable                20,969            --       275,641
                           -----------   -----------   -----------
Net assets available
 for benefits:             $ 1,284,449   $   806,172   $77,067,995
                           ===========   ===========   ===========


See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                            (WITH FUND INFORMATION)
                          YEAR ENDED DECEMBER 31, 1996


                                                                   PARTICIPANT DIRECTED
                                      ---------------------------------------------------------------------------------------
                                        MANAGED        COMPANY        GROWTH                        EQUITY
                                        INCOME          STOCK         COMPANY       OVERSEAS         INDEX         BALANCED
                                       PORTFOLIO        FUND           FUND           FUND           FUND            FUND
                                      -----------   ------------   -------------  -------------  -------------  -------------


Additions:
 Contributions
  Participant                         $    905,914   $  4,156,407   $  3,572,279   $    123,405   $  1,919,208   $  1,352,514
  Employer                                 113,574      5,557,515        382,439          9,499        210,261        156,662
                                      ------------   ------------   ------------   ------------   ------------   ------------
                                         1,019,488      9,713,922      3,954,718        132,904      2,129,469      1,509,176

 Investment income/(loss):
  Registered Investment
   Funds                                   345,036         31,320        852,265         24,944        292,093        337,789
  Dividends                                     --        737,891             --             --             --             --
  Interests                                     --             --             --             --             --             --
  Net appreciation/
   (depreciation) in
   the fair value
   of investments                               --     28,112,592      1,700,353         (2,927)     1,764,422        300,189
                                      ------------   ------------   ------------   ------------   ------------   ------------
                                           345,036     28,881,803      2,552,618         22,017      2,056,515        637,978
                                      ------------   ------------   ------------   ------------   ------------   ------------
   Total additions, net                  1,364,524     38,595,725      6,507,336        154,921      4,185,984      2,147,154


Deductions:
 Withdrawals                              (317,363)    (1,525,586)      (579,381)          (111)      (253,499)      (261,363)

   Excess of additions                ------------   ------------   ------------   ------------   ------------   ------------
    over deductions                      1,047,161     37,070,139      5,927,955        154,810      3,932,485      1,885,791


Transfers between funds                   (179,709)       623,005       (237,011)       287,476        (33,288)    (1,034,937)


Net assets available for benefits:
  Beginning of year                      5,629,910     36,776,981     13,804,198             --      8,129,614      6,568,832
                                      ------------   ------------   ------------   ------------   ------------   ------------

  End of year                         $  6,497,362   $ 74,470,125   $ 19,495,142   $    442,286   $ 12,028,811   $  7,419,686
                                      ============   ============   ============   ============   ============   ============




                                     ---------------------------------------------
                                       INVESTMENT     RETIREMENT                          TOTAL
                                       GRADE BOND     GOVERNMENT         LOAN              ALL
                                         FUND            FUND            FUND             FUNDS
                                     ------------   -------------    -------------     -----------


Additions:
 Contributions
  Participant                         $    804,727   $    306,066     $         --    $ 13,140,520
  Employer                                  99,923         36,121               --       6,565,994
                                      ------------   ------------     ------------    ------------
                                           904,650        342,187               --      19,706,514

 Investment income/(loss):
  Registered Investment
   Funds                                   276,298         72,502               --       2,232,247
  Dividends                                     --             --               --         737,891
  Interests                                     --             --          110,640         110,640
  Net appreciation/
   (depreciation) in
   the fair value
   of investments                         (145,131)            --               --      31,729,498
                                      ------------   ------------     ------------    ------------
                                           131,167         72,502          110,640      34,810,276
                                      ------------   ------------     ------------    ------------
   Total additions, net                  1,035,817        414,689          110,640      54,516,790


Deductions:
 Withdrawals                              (180,411)       (48,741)      (1,073,201)     (4,239,656)

   Excess of additions                ------------   ------------     ------------    ------------
    over deductions                        855,406        365,948         (962,561)     50,277,134


Transfers between funds                   (546,185)       (94,005)       1,214,654              --


Net assets available for benefits:
  Beginning of year                      4,067,839      1,284,449          806,172      77,067,995
                                      ------------   ------------     ------------    ------------

  End of year                         $  4,377,060   $  1,556,392     $  1,058,265    $127,345,129
                                      ============   ============     ============    ============



See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                            (WITH FUND INFORMATION)
                          YEAR ENDED DECEMBER 31, 1995

                                                                                 PARTICIPANT DIRECTED
                                     ---------------------------------------------------------------------------------------
                                       MANAGED       COMPANY       GROWTH                            EQUITY
                                       INCOME         STOCK        COMPANY          OVERSEAS          INDEX       BALANCED
                                      PORTFOLIO        FUND          FUND             FUND            FUND          FUND
                                      ---------    -----------   ------------    -------------   -------------  ------------

Additions:
 Contributions
  Participant                        $    892,697  $  2,608,298   $  2,461,120   $         --   $  1,312,192    $  1,435,926
  Employer                                116,967     4,533,463        273,964             --        147,005         166,903
                                     ------------  ------------   ------------   ------------   ------------    ------------
                                        1,009,664     7,141,761      2,735,084             --      1,459,197       1,602,829

 Investment income:
  Registered Investment
   Funds                                  305,673        14,005        618,654             --        184,606         261,628
  Dividends                                    --       571,013             --             --             --              --
  Interests                                    --            --             --             --             --              --
  Net appreciation
   in the fair value
   of investments                              --     9,072,098      2,754,877             --      1,725,690         554,615
                                     ------------  ------------   ------------   ------------   ------------    ------------
                                          305,673     9,657,116      3,373,531             --      1,910,296         816,243

                                     ------------  ------------   ------------   ------------   ------------    ------------
   Total additions, net                 1,315,337    16,798,877      6,108,615             --      3,369,493       2,419,072


Deductions:
 Withdrawals                             (422,154)     (786,991)      (224,562)            --       (160,365)       (172,831)

   Excess of additions               ------------  ------------   ------------   ------------   ------------    ------------
    over deductions                       893,183    16,011,886      5,884,053             --      3,209,128       2,246,241


Transfers between funds                   363,417      (421,845)       233,241             --        288,930        (902,999)


Net assets available for benefits:
  Beginning of year                     4,373,310    21,186,940      7,686,904             --      4,631,556       5,225,590
                                     ------------  ------------   ------------   ------------   ------------    ------------


  End of year                        $  5,629,910  $ 36,776,981   $ 13,804,198   $         --   $  8,129,614    $  6,568,832
                                     ============  ============   ============   ============   ============    ============


                                         --------------------------------------------
                                           INVESTMENT    RETIREMENT                          TOTAL
                                           GRADE BOND    GOVERNMENT          LOAN             ALL
                                              FUND         FUND              FUND            FUNDS
                                         ------------    ----------       -----------     -----------

Additions:
 Contributions
  Participant                            $    780,818    $    291,044    $         --     $  9,782,095
  Employer                                    100,652          35,505              --        5,374,459
                                         ------------    ------------    ------------     ------------
                                              881,470         326,549              --       15,156,554

 Investment income:
  Registered Investment
   Funds                                      251,567          63,172             459        1,699,764
  Dividends                                        --              --              --          571,013
  Interests                                        --              --          29,590           29,590
  Net appreciation
   in the fair value
   of investments                             265,894              --              --       14,373,174
                                         ------------    ------------    ------------     ------------
                                              517,461          63,172          30,049       16,673,541

                                         ------------    ------------    ------------     ------------
   Total additions, net                     1,398,931         389,721          30,049       31,830,095


Deductions:
 Withdrawals                                 (107,086)        (68,662)         (1,396)      (1,944,047)

   Excess of additions                   ------------    ------------    ------------     ------------
    over deductions                         1,291,845         321,059          28,653       29,886,048


Transfers between funds                      (453,040)        114,777         777,519               --


Net assets available for benefits:
  Beginning of year                         3,229,034         848,613              --       47,181,947
                                         ------------    ------------    ------------     ------------


  End of year                            $  4,067,839    $  1,284,449    $    806,172     $ 77,067,995
                                         ============    ============    ============     ============




See accompanying notes to financial statements

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1)  Description of the Plan
     -----------------------

     The following brief description of the Diebold, Incorporated 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     (a)  General
          -------

          The Board of Directors of Diebold, Incorporated (the "Employer") established this defined contribution plan effective as of April 1, 1990. The Plan covers all non-bargaining unit employees of the Employer and affiliates who have completed ninety days of employment. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b)  Contributions
          -------------

          For the years ended December 31, 1996 and 1995, the Plan allowed each participant to contribute from one to ten percent (in one percent increments) of pre-tax compensation, but not in excess of the maximum amount permitted by the Internal Revenue Code of 1986.

          In 1996 and 1995, the Employer contributed as a Basic Matching Contribution an amount equal to sixty cents for each dollar of a participant's pre-tax contributions during each payroll period up to three percent of the participant's compensation in such payroll period and thirty cents for each dollar of a participant's pre-tax contributions on the next three percent of the participant's compensation in such payroll period.

          At the end of any Plan Year, the Employer, at its discretion, may determine that an Additional Matching Contribution be made for the next succeeding Plan year. The amount of any Additional Matching Contribution shall be determined solely by action of the Board of Directors. An Additional Matching Contribution was made in 1996 and 1995 such that the total matching contribution (including the Basic Matching Contribution) was eighty cents for each dollar of a participant's pre-tax contributions during each payroll period up to four percent of the participant's compensation in such payroll period and forty cents for each dollar of a participant's pre-tax contributions on the next four percent of the participant's compensation in such payroll period.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)

     (c)  Participants' Accounts
          ----------------------

          As of January 1, 1992, the Employer, as the plan administrator for the Plan, established two separate accounts for each participant, a Regular Account and a Retiree Medical Funding Account. All participant contributions are deposited into the Regular Account. Each participant may direct that his or her contributions to the Regular Account be invested in the Managed Income Portfolio, the Company Stock Fund, the Growth Company Fund, the Overseas Fund, the Equity Index Portfolio, the Balanced Fund, the Investment Grade Bond Fund, the Retirement Government Money Market Fund, or any combination thereof with the minimum investment in any fund/portfolio of five percent.

          For 1996 and 1995, the Employer's Basic Matching Contribution was divided between the Regular Account and the Retiree Medical Funding Account. The portion of the Employer's Basic Matching Contribution which was equal to thirty cents for each dollar contributed by a participant up to three percent of the participant's compensation in such payroll period was deposited in the Retiree Medical Funding Account. These Employer contributions were invested in the above named funds and/or portfolios according to the participant's direction. In 1996 and 1995, the additional fifty cents for each dollar of participant's pre-tax contributions on the first three percent of pay was deposited in the Regular Account and was invested in the Company Stock Fund.

     (d)  Vesting
          -------

          A participant's pre-tax contributions and earnings and the Employer's pre-tax contributions and earnings are immediately vested and nonforfeitable.

     (e)  Distribution of Benefits
          ------------------------

          Upon termination of service with the Employer or affiliate, a participant shall receive his or her total account balance in a lump sum payment if such total account balance does not exceed $3,500. Otherwise, the participant may elect to receive his or her total account balance in a lump sum payment upon termination, defer receipt until retirement date, or make a direct rollover to a qualified plan.

          A participant entitled to a distribution during the years ended December 31, 1996 and 1995, received cash for his or her lump sum distribution, except for funds in the Company Stock Fund for which an election of cash or the Employer's Common Shares was made.

     (f)  Withdrawals
          -----------

          Until March 31, 1995, a financial hardship provision was available enabling a participant to withdraw an amount to cover an immediate and heavy financial need.

     (g)  Participant Notes Receivable
          ----------------------------

          Effective April 1, 1995, the Plan was amended and the Loan Fund was established to administer the activities of participant loans. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loan Fund. Under the terms of the Plan, active participants of the Plan may borrow against their account balances. The minimum amount of any loan is $1,000 and the maximum is $50,000 or 50% of a participant's total vested balance (in $100 increments), whichever is less. Loan payments are made through equal payroll deductions over the loan period of one to five years. All loans must be repaid in full year increments. Interest charged is determined by the Savings Plan Committee based on the prime interest rate plus one percent as of the loan effective date.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

     (h)  Expenses
          --------

          All costs and expenses incident to the administration of the Plan and the management of the trust fund are paid by the Plan administrator except for loan processing and administration fees associated with the Loan Fund which are borne by the individual loan participants.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)  Basis of Presentation
          ---------------------

          The accompanying financial statements have been prepared on an accrual basis in accordance with generally accepted accounting principles.

     (b)  Investments
          -----------

          The Plan's investments are stated at fair value as of the last business day of the Plan year, except for investments in the Managed Income Portfolio. This fund is represented by purchases of units in the Fidelity Managed Income Portfolio, which invests primarily in guaranteed investment contracts. The fund is fully benefit-responsive, and accordingly, investments in this fund are valued at the underlying contract value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant notes receivable are valued at cost which approximates fair value. All purchases and sales transactions are recorded on a trade date basis.

     (c)  Use of Estimates
          ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

(3)  Federal Income Taxes
     --------------------

     On November 19, 1992, the Plan received a determination letter from the Internal Revenue Service that the Plan qualified under the provisions of
     Section 401(a) and 401(k) of the Internal Revenue Code and that the trust was exempt from federal income taxes under Section 501(c). The plan administrator believes that the Plan continues to qualify under the provisions of Section 401(a) and 401(k) and that the trust is exempt from federal income taxes.

(4)  Plan Termination
     ----------------

     Although it has not expressed any intent to do so, the Employer reserves the right at any time, by action of its Board of Directors, to terminate the Plan or discontinue contributions thereto.

                                                                      Schedule 1
                                                                      ----------

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
           LINE 27 a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1996
                                 EIN: 34-0183970
                                Plan Number: 012

  COLUMN A             COLUMN B                          COLUMN C                                 COLUMN D               COLUMN E
  --------             --------                          --------                                 --------               --------

                                                  Description of Investment
                   Identity of Issue,           Including Maturity Date, Rate
                   Borrower, Lessor,            of Interest, Collateral, Par, or                                          Current
                   or Similar Party                       Maturity Value                             Cost                  Value
                   --------------------         --------------------------------                  -----------           ------------
                   Fidelity Investments         Guaranteed Investment Contracts                   $ 6,470,705           $ 6,470,705

     *             Diebold, Incorporated        1,177,725 Shares Common Stock                      31,717,237            74,049,459

                   Fidelity Investments         Growth Company Fund                                15,112,141            19,355,357

                   Fidelity Investments         Overseas Fund                                         436,448               433,521

                   Fidelity Investments         Equity Index Portfolio                              8,298,206            11,947,402

                   Fidelity Investments         Balanced Fund                                       6,775,714             7,373,908

                   Fidelity Investments         Investment Grade Bond Fund                          4,431,119             4,348,337

                   Fidelity Investments         Retirement Government Money Market                  1,544,947             1,544,947

     *             Key Trust                    Victory Financial Reserves Portfolio                2,511,651             2,511,651

     *             Participant Loans            Participant loans with various rates of
                                                interest from 9.25% to 10% and various
                                                maturity dates from 1997 to 2002                            0             1,032,138

                                                Cash                                                   26,127                26,127
                                                                                                  -----------          ------------

                                                                                                  $77,324,295          $129,093,552
                                                                                                  ===========          ============

-----------------

* Party-in-interest

  NOTE: The cost of participant loans is $0 based upon instructions for the Form
        5500 Line 27a.

See accompanying independent auditors' report.

                                                                      Schedule 2
                                                                      ----------

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                 LINE 27 d - SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 EIN: 34-0183970
                                Plan Number: 012

Reportable transactions for the year ended December 31, 1996 as reported by the Plan's trustee, Key Trust, are listed on the subsequent pages as follows:

                            FUND                                   PAGES
                -------------------------------                  ---------
                Company Stock Fund                                  13
                Growth Company Fund                                 13
                Victory Financial Reserves Fund                   14 - 35





The following key may be used to correlate the information provided by the Plan's trustee to the presentation required by the Employee Retirement Income Security Act of 1974 (ERISA) and its related regulations for Category 1 transactions:

             ERISA Presentation                                 Plan Trustee Presentation
 ----------------------------------                         ---------------------------------
   (A)   Identity of party involved                         Broker/party
   (B)   Description of assets                              Asset description
   (C)   Purchase price                                     Purchase/sale, cost/proceeds
   (D)   Selling price                                      Purchase/sale, cost/proceeds
   (E)   Lease/rental                                       Not used
   (F)   Expense incurred with transaction                  Broker commission, other expense
   (G)   Cost of asset                                      Cost of asset
   (H)   Current value of asset on transaction date         Purchase/sale, cost/proceeds
   (I)   Net gain or (loss)                                 Net gain/loss




See accompanying independent auditor's report.

                                                                          01-129

KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

          ACCOUNT                                                                                                 PAGE  92
          20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56


  BROKER/PARTY         TRAN SETTLE        SHARES/   PURCHASE/SALE    BROKER        OTHER  COST OF            PREVIOUS        NET
  ASSET DESCRIPTION    TYPE  DATE          UNITS    COST/PROCEEDS  COMMISSION    EXPENSE    ASSET       ANNUAL MARKET  GAIN/LOSS



  DIEBOLD INC
  COM                  PUR     03/01/96  51,559.000   2,058,802.43 2,062.36       .00   2,060,864.79    2,060,864.79      .00
                       PUR     03/29/96  11,608.000     466,397.83   464.32       .00     466,862.15      466,862.15      .00
                       PUR     04/03/96  12,182.000     481,189.00   487.28       .00     481,676.28      481,676.28      .00
                       PUR     05/01/96   4,719.000     181,681.50   283.14       .00     181,964.64      181,964.64      .00
                       PUR     06/04/96  11,300.000     426,111.70   452.00       .00     426,563.70      426,563.70      .00
                       PUR     06/05/96  11,614.000     439,438.92   464.56       .00     439,903.48      439,903.48      .00
                       PUR     07/15/96  16,330.000     759,345.00   653.20       .00     759,998.20      759,998.20      .00
                       PUR     08/23/96   7,106.000     388,165.25   426.36       .00     388,591.61      388,591.61      .00
                       PUR     09/19/96  25,531.000   1,426,544.63 1,021.24       .00   1,427,565.87    1,427,565.87      .00
                       PUR     10/03/96     354.000      20,709.00    14.16       .00      20,723.16       20,723.16      .00
                       PUR     10/03/96  10,000.000     583,125.00   100.00       .00     583,225.00      583,225.00      .00
                       PUR     10/30/96  10,846.000     648,048.50   433.84       .00     648,482.34      648,482.34      .00
                       PUR     12/03/96  10,540.000     629,810.32      .00       .00     629,810.32      629,810.32      .00
                       PUR     01/06/97  21,580.000   1,364,524.98   863.20       .00   1,365,388.18    1,365,388.18      .00

                      14 PURCHASES FOR 9,873,894.06       0 SALES FOR .00                   ISSUE AGGREGATE TOTAL 9,873,894.06

FIDELITY GROWTH CO FD
  MUTUAL FUND          PUR      01/12/96   1,473.064      52,249.58      .00       .00      52,249.58       52,249.58            .00
                       PUR      01/12/96     736.421      26,120.87      .00       .00      26,120.87       26,120.87            .00
                       PUR      02/28/96  32,622.906   1,246,195.00      .00       .00   1,246,195.00    1,246,195.00            .00
                       PUR      03/26/96   2,564.508      97,400.00      .00       .00      97,400.00       97,400.00            .00
                       PUR      04/01/96   3,784.777     144,200.00      .00       .00     144,200.00      144,200.00            .00
                       PUR      04/29/96   6,612.794     259,684.42      .00       .00     259,684.42      259,684.42            .00
                       PUR      05/31/96   8,942.141     360,100.00      .00       .00     360,100.00      360,100.00            .00
                       PUR      07/12/96  12,143.235     459,500.00      .00       .00     459,500.00      459,500.00            .00
                       PUR      08/21/96   3,781.072     146,025.00      .00       .00     146,025.00      146,025.00            .00
                       PUR      09/17/96  12,956.586     522,280.00      .00       .00     522,280.00      522,280.00            .00
                       SAL      10/01/96   4,403.698     179,935.10      .00       .00     136,651.34      161,794.08      43,283.76
                       SAL      10/29196   2,628.412     107,028.95      .00       .00      81,562.36       96,569.18      25,466.59
                       PUR      11/27/96   5,106.040     221,500.00      .00       .00     221,500.00      221,500.00            .00
                       SAL      12/10/96     648.554      28,160.23      .00       .00      20,214.81       23,876.32       7,945.42
                       PUR      12/18/96   3,175.390     127,745.93      .00       .00     127,745.93      127,745.93            .00
                       PUR      12/18/96  14,175.848     570,306.67      .00       .00     570,294.35      570,294.35            .00
                       PUR      12/18/96   1,587.695      63,860.65      .00       .00      63,872.97       63,872.97            .00
                       PUR      01/02/97   3,208.107     129,800.00      .00       .00     129,800.00      129,800.00            .00

                      15 PURCHASES FOR 4,426,968.12       3 SALES FOR 315,124.28              ISSUE AGGREGATE TOTAL 4,742,092.40

        KeyTrust                                                                                                            01-129

                                 RPT# 1772        5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE  93
                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T    VALUATION 76,984,591.21 THRESHOLD 3,849,229.56

BROKER/PARTY                   TRAN   SETTLE      SHARES/   PURCHASE/SALE     BROKER    OTHER     COST OF       PREVIOUS         NET
 ASSET DESCRIPTION             TYPE     DATE        UNITS   COST/PROCEEDS  COMMISSION  EXPENSE     ASSET    ANNUAL MARKET  GAIN/LOSS

VICTORY FINANCIAL RESERVES FUND PUR   10/31/96     32,863.010   32,863.01      .00      .00       32,863.01       32,863.01    .00
                                PUR   10/31/96     31,725.530   31,725.53      .00      .00       31,725.53       31,725.53    .00
                                PUR   10/31/96     12,109.200   12,109.20      .00      .00       12,109.20       12,109.20    .00
                                PUR   10/31/96    136,980.850  136,980.85      .00      .00      136,980.85      136,980.85    .00
                                PUR   10/31/96     63,991.980   63,991.98      .00      .00       63,991.98       63,991.98    .00
                                PUR   10/31/96     50,801.820   50,801.82      .00      .00       50,801.82       50,801.82    .00
                                PUR   10/31/96      5,506.200    5,506.20      .00      .00        5,506.20        5,506.20    .00
                                PUR   10/31/96    310,307.700  310,307.70      .00      .00      310,307.70      310,307.70    .00
                                PUR   11/01/96      1,512.260    1,512.26      .00      .00        1,512.26        1,512.26    .00
                                PUR   11/01/96         25.610       25.61      .00      .00           25.61           25.61    .00
                                PUR   11/01/96         60.420       60.42      .00      .00           60.42           60.42    .00
                                PUR   11/01/96         82.620       82.62      .00      .00           82.62           82.62    .00
                                PUR   11/01/96        153.120      153.12      .00      .00          153.12          153.12    .00
                                PUR   11/01/96        256.760      256.76      .00      .00          256.76          256.76    .00
                                PUR   11/01/96         26.400       26.40      .00      .00           26.40           26.40    .00
                                PUR   11/01/96        376.280      376.28      .00      .00          376.28          376.28    .00
                                PUR   11/04/96      3,416.450    3,416.45      .00      .00        3,416.45        3,416.45    .00
                                PUR   11/04/96      2,562.330    2,562.33      .00      .00        2,562.33        2,562.33    .00
                                PUR   11/04/96      2,562.330    2,562.33      .00      .00        2,562.33        2,562.33    .00
                                PUR   11/05/96      1,948.930    1,948.93      .00      .00        1,948.93        1,948.93    .00
                                PUR   11/05/96        486.520      486.52      .00      .00          486.52          486.52    .00
                                PUR   11/05/96      1,459.540    1,459.54      .00      .00        1,459.54        1,459.54    .00
                                PUR   11/06/96      1,421.560    1,421.56      .00      .00        1,421.56        1,421.56    .00
                                PUR   11/06/96        710.780      710.78      .00      .00          710.78          710.78    .00
                                PUR   11/06/96        710.780      710.78      .00      .00          710.78          710.78    .00
                                PUR   11/12/96        363.840      363.84      .00      .00          363.84          363.84    .00
                                PUR   11/12/96        221.870      221.87      .00      .00          221.87          221.87    .00
                                PUR   11/12/96      1,311.630    1,311.63      .00      .00        1,311.63        1,311.63    .00
                                PUR   11/12/96         70.730       70.73      .00      .00           70.73           70.73    .00
                                PUR   11/12/96        115.770      115.77      .00      .00          115.77          115.77    .00
                                PUR   11/12/96          9.860        9.86      .00      .00            9.86            9.86    .00
                                PUR   11/12/96         22.630       22.63      .00      .00           22.63           22.63    .00
                                PUR   11/12/96         45.870       45.87      .00      .00           45.87           45.87    .00
                                PUR   11/14/96      8,263.330    8,263.33      .00      .00        8,263.33        8,263.33    .00
                                PUR   11/14/96     29,900.720   29,900.72      .00      .00       29,900.72       29,900.72    .00
                                PUR   11/14/96     46,590.470   46,590.47      .00      .00       46,590.47       46,590.47    .00
                                PUR   11/14/96    394,344.250  394,344.25      .00      .00      394,344.25      394,344.25    .00
                                PUR   11/14/96     77,641.730   77,641.73      .00      .00       77,641.73       77,641.73    .00



                                                                                                                             01-129

        KeyTrust

                                 RPT# 1772        5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                    PAGE  94
                20-20-202-0344730                DIEBOLD SAL 401K CONS ACCT  401T    VALUATION 76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                    TRAN    SETTLE      SHARES/   PURCHASE/SALE    BROKER     OTHER   COST OF       PREVIOUS         NET
 ASSET DESCRIPTION              TYPE     DATE       UNITS     COST/PROCEEDS  COMMISSION  EXPENSE   ASSET     ANNUAL MARKET GAIN/LOSS

VICTORY FINANCIAL RESERVES FUND  PUR   11/14/96   140,351.490   140,351.49      .00     .00     140,351.49      140,351.49      .00
                                 PUR   11/14/96    33,632.250    33,632.25      .00     .00      33,632.25       33,632.25      .00
                                 PUR   11/14/96    11,690.620    11,690.62      .00     .00      11,690.62       11,690.62      .00
                                 PUR   11/20/96    12,252.380    12,252.38      .00     .00      12,252.38       12,252.38      .00
                                 PUR   11/20/96    24,504.770    24,504.77      .00     .00      24,504.77       24,504.77      .00
                                 PUR   11/20/96    12,252.380    12,252.38      .00     .00      12,252.38       12,252.38      .00
                                 PUR   11/25/96    20,100.670    20,100.67      .00     .00      20,100.67       20,100.67      .00
                                 PUR   11/25/96     1,273.450     1,273.45      .00     .00       1,273.45        1,273.45      .00
                                 PUR   11/25/96       277.610       277.61      .00     .00         277.61          277.61      .00
                                 PUR   11/25/96       561.960       561.96      .00     .00         561.96          561.96      .00
                                 PUR   11/25/96       128.750       128.75      .00     .00         128.75          128.75      .00
                                 PUR   11/25/96       564.200       564.20      .00     .00         564.20          564.20      .00
                                 PUR   11/25/96        27.710        27.71      .00     .00          27.71           27.71      .00
                                 PUR   11/25/96       982.390       982.39      .00     .00         982.39          982.39      .00
                                 PUR   11/26/96       228.250       228.25      .00     .00         228.25          228.25      .00
                                 PUR   11/26/96        46.270        46.27      .00     .00          46.27           46.27      .00
                                 PUR   11/26/96       355.210       355.21      .00     .00         355.21          355.21      .00
                                 PUR   11/26/96        24.930        24.93      .00     .00          24.93           24.93      .00
                                 SAL   11/26/96    43,708.450    43,708.45      .00     .00      43,708.45       43,708.45      .00
                                 PUR   11/26/96        12.070        12.07      .00     .00          12.07           12.07      .00
                                 PUR   11/26/96       140.880       140.88      .00     .00         140.88          140.88      .00
                                 PUR   11/26/96     1,290.290     1,290.29      .00     .00       1,290.29        1,290.29      .00
                                 PUR   11/27/96   409,175.780   409,175.78      .00     .00     409,175.78      409,175.78      .00
                                 SAL   11/27/96    39,000.210    39,000.21      .00     .00      39,000.21       39,000.21      .00
                                 SAL   11/27/96     5,589.770     5,589.77      .00     .00       5,589.77        5,589.77      .00
                                 PUR   11/27/96    32,915.610    32,915.61      .00     .00      32,915.61       32,915.61      .00
                                 SAL   11/27/96    19,359.080    19,359.08      .00     .00      19,359.08       19,359.08      .00
                                 SAL   11/27/96     8,998.290     8,998.29      .00     .00       8,998.29        8,998.29      .00
                                 SAL   11/27/96    76,998.820    76,998.82      .00     .00      76,998.82       76,998.82      .00
                                 SAL   11/27/96    67,424.810    67,424.81      .00     .00      67,424.81       67,424.81      .00
                                 SAL   12/02/96    63,712.040    63,712.04      .00     .00      63,712.04       63,712.04      .00
                                 SAL   12/02/96   178,121.950   178,121.95      .00     .00     178,121.95      178,121.95      .00
                                 SAL   12/02/96    56,906.490    56,906.49      .00     .00      56,906.49       56,906.49      .00
                                 SAL   12/02/96     7,340.650     7,340.65      .00     .00       7,340.65        7,340.65      .00
                                 PUR   12/02/96     9,830.300     9,830.30      .00     .00       9,830.30        9,830.30      .00
                                 SAL   12/02/96    71,839.350    71,839.35      .00     .00      71,839.35       71,839.35      .00
                                 PUR   12/02/96   370,584.440   370,584.44      .00     .00     370,584.44      370,584.44      .00
                                 SAL   12/02/96    42,652.760    42,652.76      .00     .00      42,652.76       42,652.76      .00


                                                                                                                              01-129

        KeyTrust

                                 RPT# 1772        5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE  95
                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                   TRAN   SETTLE       SHARES/    PURCHASE/SALE    BROKER    OTHER    COST OF      PREVIOUS          NET
 ASSET DESCRIPTION             TYPE    DATE         UNITS     COST/PROCEEDS  COMMISSION EXPENSE    ASSET    ANNUAL MARKET  GAIN/LOSS

VICTORY FINANCIAL RESERVES FUND SAL  12/03/96    628,941.190    628,941.19      .00      .00     628,941.19    628,941.19     .00
                                PUR  12/03/96        869.130        869.13      .00      .00         869.13        869.13     .00
                                SAL  12/04/96     30,552.000     30,552.00      .00      .00      30,552.00     30,552.00     .00
                                SAL  12/04/96    103,144.890    103,144.89      .00      .00     103,144.89    103,144.89     .00
                                SAL  12/04/96      7,521.210      7,521.21      .00      .00       7,521.21      7,521.21     .00
                                SAL  12/04/96      3,313.860      3,313.86      .00      .00       3,313.86      3,313.86     .00
                                PUR  12/05/96          6.750          6.75      .00      .00           6.75          6.75     .00
                                PUR  12/05/96        217.150        217.15      .00      .00         217.15        217.15     .00
                                PUR  12/05/96      1,289.490      1,289.49      .00      .00       1,289.49      1,289.49     .00
                                PUR  12/05/96         43.470         43.47      .00      .00          43.47         43.47     .00
                                PUR  12/06/96    194,862.500    194,862.50      .00      .00     194,862.50    194,862.50     .00
                                PUR  12/09/96     19,883.830     19,883.83      .00      .00      19,883.83     19,883.83     .00
                                PUR  12/09/96         27.700         27.70      .00      .00          27.70         27.70     .00
                                PUR  12/09/96        128.770        128.77      .00      .00         128.77        128.77     .00
                                PUR  12/09/96        921.290        921.29      .00      .00         921.29        921.29     .00
                                PUR  12/10/96        564.240        564.24      .00      .00         564.24        564.24     .00
                                PUR  12/10/96      1,195.660      1,195.66      .00      .00       1,195.66      1,195.66     .00
                                PUR  12/10/96        537.750        537.75      .00      .00         537.75        537.75     .00
                                PUR  12/10/96        265.520        265.52      .00      .00         265.52        265.52     .00
                                PUR  12/11/96     24,362.600     24,362.60      .00      .00      24,362.60     24,362.60     .00
                                SAL  12/12/96        265.520        265.52      .00      .00         265.52        265.52     .00
                                SAL  12/12/96      2,951.400      2,951.40      .00      .00       2,951.40      2,951.40     .00
                                SAL  12/13/96      4,403.180      4,403.18      .00      .00       4,403.18      4,403.18     .00
                                PUR  12/17/96    390,524.060    390,524.06      .00      .00     390,524.06    390,524.06     .00
                                PUR  12/17/96     25,232.810     25,232.81      .00      .00      25,232.81     25,232.81     .00
                                PUR  12/17/96     43,310.120     43,310.12      .00      .00      43,310.12     43,310.12     .00
                                PUR  12/17/96    127,566.180    127,566.18      .00      .00     127,566.18    127,566.18     .00
                                PUR  12/17/96     11,562.260     11,562.26      .00      .00      11,562.26     11,562.26     .00
                                PUR  12/17/96     74,430.920     74,430.92      .00      .00      74,430.92     74,430.92     .00
                                PUR  12/17/96      8,435.600      8,435.60      .00      .00       8,435.60      8,435.60     .00
                                PUR  12/17/96     31,925.960     31,925.96      .00      .00      31,925.96     31,925.96     .00
                                PUR  12/18/96      1,548.600      1,548.60      .00      .00       1,548.60      1,548.60     .00
                                PUR  12/18/96      2,951.400      2,951.40      .00      .00       2,951.40      2,951.40     .00
                                PUR  12/20/96      1,331.930      1,331.93      .00      .00       1,331.93      1,331.93     .00
                                PUR  12/20/96         39.270         39.27      .00      .00          39.27         39.27     .00
                                PUR  12/20/96         28.610         28.61      .00      .00          28.61         28.61     .00
                                PUR  12/20/96         64.730         64.73      .00      .00          64.73         64.73     .00
                                PUR  12/20/96        224.370        224.37      .00      .00         224.37        224.37     .00


                                                                                                                             01-129

        KeyTrust

                                 RPT# 1772        5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                         01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                     PAGE  96
                20-20-202-0344730                  DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD 3,849,229.56

 BROKER/PARTY                  TRAN  SETTLE     SHARES/    PURCHASE/SALE     BROKER    OTHER       COST OF    PREVIOUS           NET
  ASSET DESCRIPTION            TYPE   DATE       UNITS     COST/PROCEEDS   COMMISSION  EXPENSE      ASSET   ANNUAL MARKET  GAIN/LOSS

VICTORY FINANCIAL RESERVES FUND PUR  12/20/96      12.640         12.64        .00      .00          12.64        12.64        .00
                                PUR  12/20/96     113.680        113.68        .00      .00         113.68       113.68        .00
                                PUR  12/20/96     364.710        364.71        .00      .00         364.71       364.71        .00
                                PUR  12/23/96   4,463.010      4,463.01        .00      .00       4,463.01     4,463.01        .00
                                PUR  12/23/96   6,432.260      6,432.26        .00      .00       6,432.26     6,432.26        .00
                                PUR  12/23/96   5,907.710      5,907.71        .00      .00       5,907.71     5,907.71        .00
                                PUR  12/23/96   5,907.710      5,907.71        .00      .00       5,907.71     5,907.71        .00
                                PUR  12/23/96   5,907.710      5,907.71        .00      .00       5,907.71     5,907.71        .00
                                PUR  12/23/96   4,463.010      4,463.01        .00      .00       4,463.01     4,463.01        .00
                                PUR  12/23/96   4,463.010      4,463.01        .00      .00       4,463.01     4,463.01        .00
                                PUR  12/23/96   3,938.470      3,938.47        .00      .00       3,938.47     3,938.47        .00
                                PUR  12/24/96   2,322.870      2,322.87        .00      .00       2,322.87     2,322.87        .00
                                PUR  12/24/96   2,322.870      2,322.87        .00      .00       2,322.87     2,322.87        .00
                                PUR  12/24/96   2,322.860      2,322.86        .00      .00       2,322.86     2,322.86        .00
                                PUR  12/24/96   2,322.870      2,322.87        .00      .00       2,322.87     2,322.87        .00
                                PUR  12/26/96   1,952.320      1,952.32        .00      .00       1,952.32     1,952.32        .00
                                PUR  12/26/96     840.880        840.88        .00      .00         840.88       840.88        .00
                                PUR  12/26/96  26,393.270     26,393.27        .00      .00      26,393.27    26,393.27        .00
                                PUR  12/26/96      27.720         27.72        .00      .00          27.72        27.72        .00
                                PUR  12/26/96     128.630        128.63        .00      .00         128.63       128.63        .00
                                PUR  12/26/96     327.530        327.53        .00      .00         327.53       327.53        .00
                                PUR  12/26/96   1,309.350      1,309.35        .00      .00       1,309.35     1,309.35        .00
                                PUR  12/26/96     539.540        539.54        .00      .00         539.54       539.54        .00
                                SAL  12/30/96   6,193.090      6,193.09        .00      .00       6,193.09     6,193.09        .00
                                SAL  12/30/96  78,523.580     78,523.58        .00      .00      78,523.58    78,523.58        .00
                                SAL  12/30/96   6,279.630      6,279.63        .00      .00       6,279.63     6,279.63        .00
                                SAL  12/30/96   8,038.020      8,038.02        .00      .00       8,038.02     8,038.02        .00
                                PUR  12/31/96 139,436.870    139,436.87        .00      .00     139,436.87   139,436.87        .00
                                SAL  12/31/96   6,229.540      6,229.54        .00      .00       6,229.54     6,229.54        .00
                                PUR  12/31/96  79,145.220     79,145.22        .00      .00      79,145.22    79,145.22        .00
                                PUR  12/31/96  45,656.390     45,656.39        .00      .00      45,656.39    45,656.39        .00
                                PUR  12/31/96  28,637.980     28,637.98        .00      .00      28,637.98    28,637.98        .00
                                PUR  12/31/96  11,381.320     11,381.32        .00      .00      11,381.32    11,381.32        .00
                                PUR  12/31/96 415,519.340    415,519.34        .00      .00     415,519.34   415,519.34        .00
                                PUR  12/31/96   8,579.990      8,579.99        .00      .00       8,579.99     8,579.99        .00

         123 PURCHASES FOR 4,079,660.75   26 SALES FOR     1,568,009.78
         ISSUE AGGREGATE TOTAL 5,647,670.53


                                                                                                                              01-129

        KeyTrust

                                RPT# 1772         5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                     PAGE  97
                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD  3,849,229.56

BROKER/PARTY                  TRAN     SETTLE      SHARES/   PURCHASE/SALE   BROKER     OTHER     COST OF       PREVIOUS         NET
 ASSET DESCRIPTION            TYPE      DATE        UNITS    COST/PROCEEDS COMMISSION  EXPENSE     ASSET     ANNUAL MARKET GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  SAL   01/02/96     30,303.150   30,303.15      .00       .00      30,303.15       30,303.15       .00
                               SAL   01/02/96     13,473.130   13,473.13      .00       .00      13,473.13       13,473.13       .00
                               PUR   01/02/96     88,328.580   88,328.58      .00       .00      88,328.58       88,328.58       .00
                               PUR   01/02/96    108,116.340  108,116.34      .00       .00     108,116.34      108,116.34       .00
                               SAL   01/02/96     87,664.930   87,664.93      .00       .00      87,664.93       87,664.93       .00
                               SAL   01/02/96     34,819.970   34,819.97      .00       .00      34,819.97       34,819.97       .00
                               SAL   01/02/96     48,471.840   48,471.84      .00       .00      48,471.84       48,471.84       .00
                               PUR   01/03/96    330,922.400  330,922.40      .00       .00     330,922.40      330,922.40       .00
                               PUR   01/03/96     20,367.600   20,367.60      .00       .00      20,367.60       20,367.60       .00
                               PUR   01/03/96     24,828.110   24,828.11      .00       .00      24,828.11       24,828.11       .00
                               PUR   01/03/96    127,670.500  127,670.50      .00       .00     127,670.50      127,670.50       .00
                               PUR   01/03/96     64,874.090   64,874.09      .00       .00      64,874.09       64,874.09       .00
                               PUR   01/03/96     40,333.820   40,333.82      .00       .00      40,333.82       40,333.82       .00
                               PUR   01/03/96      6,009.220    6,009.22      .00       .00       6,009.22        6,009.22       .00
                               SAL   01/08/96        339.040      339.04      .00       .00         339.04          339.04       .00
                               SAL   01/08/96      5,190.060    5,190.06      .00       .00       5,190.06        5,190.06       .00
                               SAL   01/08/96        787.330      787.33      .00       .00         787.33          787.33       .00
                               SAL   01/08/96     19,027.010   19,027.01      .00       .00      19,027.01       19,027.01       .00
                               SAL   01/08/96        397.280      397.28      .00       .00         397.28          397.28       .00
                               SAL   01/08/96      1,659.280    1,659.28      .00       .00       1,659.28        1,659.28       .00
                               PUR   01/10/96        107.190      107.19      .00       .00         107.19          107.19       .00
                               PUR   01/10/96        126.530      126.53      .00       .00         126.53          126.53       .00
                               PUR   01/10/96        205.840      205.84      .00       .00         205.84          205.84       .00
                               PUR   01/10/96      1,172.070    1,172.07      .00       .00       1,172.07        1,172.07       .00
                               PUR   01/10/96         44.610       44.61      .00       .00          44.61           44.61       .00
                               PUR   01/10/96        367.390      367.39      .00       .00         367.39          367.39       .00
                               PUR   01/12/96     34,830.940   34,830.94      .00       .00      34,830.94       34,830.94       .00
                               PUR   01/12/96     67,285.240   67,285.24      .00       .00      67,285.24       67,285.24       .00
                               PUR   01/12/96     36,853.730   36,853.73      .00       .00      36,853.73       36,853.73       .00
                               PUR   01/12/96     57,618.080   57,618.08      .00       .00      57,618.08       57,618.08       .00
                               PUR   01/12/96     12,149.000   12,149.00      .00       .00      12,149.00       12,149.00       .00
                               PUR   01/12/96    324,063.500  324,063.50      .00       .00     324,063.50      324,063.50       .00
                               PUR   01/12/96    129,881.710  129,881.71      .00       .00     129,881.71      129,881.71       .00
                               PUR   01/16/96      1,150.660    1,150.66      .00       .00       1,150.66        1,150.66       .00
                               PUR   01/16/96     13,645.120   13,645.12      .00       .00      13,645.12       13,645.12       .00
                               PUR   01/19/96         77.630       77.63      .00       .00          77.63           77.63       .00
                               PUR   01/19/96        105.060      105.06      .00       .00         105.06          105.06       .00
                               PUR   01/19/96         46.670       46.67      .00       .00          46.67           46.67       .00


                                                                                                                              01-129

        KeyTrust

                                 RPT# 1772        5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE   98
                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD  3,849,229.56



 BROKER/PARTY                  TRAN     SETTLE      SHARES/    PURCHASE/SALE    BROKER     OTHER    COST OF     PREVIOUS         NET
  ASSET DESCRIPTION            TYPE      DATE        UNITS     COST/PROCEEDS  COMMISSION  EXPENSE    ASSET   ANNUAL MARKET GAIN/LOSS

  VICTORY FINANCIAL RESERVES FD PUR    01/19/96      216.030        216.03       .00       .00       216.03         216.03       .00
                                PUR    01/19/96      832.540        832.54       .00       .00       832.54         832.54       .00
                                PUR    01/19/96      262.900        262.90       .00       .00       262.90         262.90       .00
                                PUR    01/22/96    7,541.370      7,541.37       .00       .00     7,541.37       7,541.37       .00
                                PUR    01/22/96    4,455.620      4,455.62       .00       .00     4,455.62       4,455.62       .00
                                PUR    01/22/96    9,627.220      9,627.22       .00       .00     9,627.22       9,627.22       .00
                                PUR    01/22/96      446.540        446.54       .00       .00       446.54         446.54       .00
                                PUR    01/22/96      176.730        176.73       .00       .00       176.73         176.73       .00
                                PUR    01/22/96       18.020         18.02       .00       .00        18.02          18.02       .00
                                PUR    01/29/96      990.620        990.62       .00       .00       990.62         990.62       .00
                                SAL    01/29/96    2,881.950      2,881.95       .00       .00     2,881.95       2,881.95       .00
                                SAL    01/29/96    8,375.550      8,375.55       .00       .00     8,375.55       8,375.55       .00
                                PUR    01/29/96      660.410        660.41       .00       .00       660.41         660.41       .00
                                PUR    01/30/96  359,564.100    359,564.10       .00       .00   359,564.10     359,564.10       .00
                                PUR    01/30/96  149,247.270    149,247.27       .00       .00   149,247.27     149,247.27       .00
                                PUR    01/30/96   65,029.270     65,029.27       .00       .00    65,029.27      65,029.27       .00
                                PUR    01/30/96   13,290.830     13,290.83       .00       .00    13,290.83      13,290.83       .00
                                PUR    01/30/96   40,921.200     40,921.20       .00       .00    40,921.20      40,921.20       .00
                                PUR    01/30/96   77,871.390     77,871.39       .00       .00    77,871.39      77,871.39       .00
                                PUR    01/30/96   41,156.750     41,156.75       .00       .00    41,156.75      41,156.75       .00
                                PUR    01/31/96    8,621.580      8,621.58       .00       .00     8,621.58       8,621.58       .00
                                PUR    01/31/96      549.110        549.11       .00       .00       549.11         549.11       .00
                                PUR    01/31/96      387.900        387.90       .00       .00       387.90         387.90       .00
                                PUR    01/31/96      134.890        134.89       .00       .00       134.89         134.89       .00
                                PUR    01/31/96      361.900        361.90       .00       .00       361.90         361.90       .00
                                PUR    01/31/96      813.780        813.78       .00       .00       813.78         813.78       .00
                                PUR    01/31/96       70.480         70.48       .00       .00        70.48          70.48       .00
                                SAL    02/01/96   89,692.010     89,692.01       .00       .00    89,692.01      89,692.01       .00
                                SAL    02/01/96  115,588.470    115,588.47       .00       .00   115,588.47     115,588.47       .00
                                PUR    02/01/96   86,263.740     86,263.74       .00       .00    86,263.74      86,263.74       .00
                                SAL    02/01/96   26,684.650     26,684.65       .00       .00    26,684.65      26,684.65       .00
                                SAL    02/01/96   62,508.500     62,508.50       .00       .00    62,508.50      62,508.50       .00
                                PUR    02/01/96  182,974.240    182,974.24       .00       .00   182,974.24     182,974.24       .00
                                SAL    02/01/96   11,928.550     11,928.55       .00       .00    11,928.55      11,928.55       .00
                                PUR    02/02/96   39,869.720     39,869.72       .00       .00    39,869.72      39,869.72       .00
                                SAL    02/02/96    4,865.350      4,865.35       .00       .00     4,865.35       4,865.35       .00
                                PUR    02/05/96      995.110        995.11       .00       .00       995.11         995.11       .00
                                PUR    02/05/96      275.350        275.35       .00       .00       275.35         275.35       .00


                                                                                                                              01-129

        KeyTrust

                                 RPT# 1772        5% REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE  99
                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                  TRAN    SETTLE      SHARES/  PURCHASE/SALE     BROKER     OTHER     COST OF      PREVIOUS          NET
 ASSET DESCRIPTION            TYPE     DATE        UNITS   COST/PROCEEDS   COMMISSION  EXPENSE    ASSET     ANNUAL.MARKET  GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  PUR   02/05/96        142.320        142.32       .00     .00        142.32          142.32      .00
                               PUR   02/05/96        197.250        197.25       .00     .00        197.25          197.25      .00
                               PUR   02/05/96         40.130         40.13       .00     .00         40.13           40.13      .00
                               PUR   02/05/96         96.360         96.36       .00     .00         96.36           96.36      .00
                               SAL   02/07/96        294.310        294.31       .00     .00        294.31          294.31      .00
                               SAL   02/08/96     12,247.110     12,247.11       .00     .00     12,247.11       12,247.11      .00
                               SAL   02/08/96      5,092.750      5,092.75       .00     .00      5,092.75        5,092.75      .00
                               SAL   02/08/96        973.860        973.86       .00     .00        973.86          973.86      .00
                               SAL   02/08/96        914.350        914.35       .00     .00        914.35          914.35      .00
                               SAL   02/08/96     11,269.020     11,269.02       .00     .00     11,269.02       11,269.02      .00
                               SAL   02/08/96     14,243.950     14,243.95       .00     .00     14,243.95       14,243.95      .00
                               SAL   02/08/96     69,558.960     69,558.96       .00     .00     69,558.96       69,558.96      .00
                               PUR   02/13/96        861.270        861.27       .00     .00        861.27          861.27      .00
                               PUR   02/13/96      1,291.900      1,291.90       .00     .00      1,291.90        1,291.90      .00
                               PUR   02/13/96      1,291.900      1,291.90       .00     .00      1,291.90        1,291.90      .00
                               PUR   02/13/96        861.270        861.27       .00     .00        861.27          861.27      .00
                               PUR   02/16/96    101,922.590    101,922.59       .00     .00    101,922.59      101,922.59      .00
                               PUR   02/16/96    226,806.130    226,806.13       .00     .00    226,806.13      226,806.13      .00
                               PUR   02/16/96    104,625.710    104,625.71       .00     .00    104,625.71      104,625.71      .00
                               PUR   02/16/96     48,843.600     48,843.60       .00     .00     48,843.60       48,843.60      .00
                               PUR   02/16/96     15,036.320     15,036.32       .00     .00     15,036.32       15,036.32      .00
                               PUR   02/16/96     57,149.010     57,149.01       .00     .00     57,149.01       57,149.01      .00
                               PUR   02/16/96    503,565.630    503,565.63       .00     .00    503,565.63      503,565.63      .00
                               PUR   02/20/96         27.600         27.60       .00     .00         27.60           27.60      .00
                               PUR   02/22/96      1,026.130      1,026.13       .00     .00      1,026.13        1,026.13      .00
                               PUR   02/22/96      1,026.120      1,026.12       .00     .00      1,026.12        1,026.12      .00
                               PUR   02/22/96      1,539.190      1,539.19       .00     .00      1,539.19        1,539.19      .00
                               PUR   02/22/96      1,539.190      1,539.19       .00     .00      1,539.19        1,539.19      .00
                               PUR   02/23/96        359.350        359.35       .00     .00        359.35          359.35      .00
                               SAL   02/27/96     68,590.000     68,590.00       .00     .00     68,590.00       68,590.00      .00
                               SAL   02/27/96     18,890.000     18,890.00       .00     .00     18,890.00       18,890.00      .00
                               SAL   02/27/96    178,480.000    178,480.00       .00     .00    178,480.00      178,480.00      .00
                               SAL   02/27/96     68,500.000     68,500.00       .00     .00     68,500.00       68,500.00      .00
                               PUR   02/27/96     37,430.180     37,430.18       .00     .00     37,430.18       37,430.18      .00
                               PUR   02/27/96        186.300        186.30       .00     .00        186.30          186.30      .00
                               SAL   02/27/96    606,800.000    606,800.00       .00     .00    606,800.00      606,800.00      .00
                               SAL   02/27/96  1,147,540.000  1,147,540.00       .00     .00  1,147,540.00    1,147,540.00      .00
                               PUR   02/27/96      6,191.780      6,191.78       .00     .00      6,191.78        6,191.78      .00


        KeyTrust

                                  RPT# 1772       5% REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                     PAGE 100

                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                  TRAN    SETTLE       SHARES/   PURCHASE/SALE    BROKER    OTHER    COST OF        PREVIOUS         NET
 ASSET DESCRIPTION            TYPE     DATE         UNITS    COST/PROCEEDS  COMMISSION EXPENSE    ASSET      ANNUAL MARKET GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  PUR   02/27/96        186.300         186.30     .00     .00         186.30          186.30     .00
                               PUR   02/27/96     18,854.820      18,854.82     .00     .00      18,854.82       18,854.82     .00
                               SAL   02/27/96     18,890.000      18,890.00     .00     .00      18,890.00       18,890.00     .00
                               SAL   02/27/96  1,870,990.000   1,870,990.00     .00     .00   1,870,990.00    1,870,990.00     .00
                               PUR   02/28/96    685,396.090     685,396.09     .00     .00     685,396.09      685,396.09     .00
                               PUR   02/28/96  2,265,620.120   2,265,620.12     .00     .00   2,265,620.12    2,265,620.12     .00
                               PUR   02/28/96     32,645.720      32,645.72     .00     .00      32,645.72       32,645.72     .00
                               PUR   02/28/96     14,619.580      14,619.58     .00     .00      14,619.58       14,619.58     .00
                               PUR   02/28/96     21,232.990      21,232.99     .00     .00      21,232.99       21,232.99     .00
                               PUR   02/28/96    242,057.140     242,057.14     .00     .00     242,057.14      242,057.14     .00
                               PUR   02/28/96  1,300,244.250   1,300,244.25     .00     .00   1,300,244.25    1,300,244.25     .00
                               SAL   02/29/96  1,250,637.490   1,250,637.49     .00     .00   1,250,637.49    1,250,637.49     .00
                               SAL   02/29/96    236,034.470     236,034.47     .00     .00     236,034.47      236,034.47     .00
                               SAL   02/29/96      2,646.380       2,646.38     .00     .00       2,646.38        2,646.38     .00
                               SAL   02/29/96    685,396.600     685,396.60     .00     .00     685,396.60      685,396.60     .00
                               SAL   02/29/96     44,116.160      44,116.16     .00     .00      44,116.16       44,116.16     .00
                               SAL   02/29/96        177.190         177.19     .00     .00         177.19          177.19     .00
                               SAL   02/29/96      4,490.090       4,490.09     .00     .00       4,490.09        4,490.09     .00
                               SAL   03/01/96     14,277.820      14,277.82     .00     .00      14,277.82       14,277.82     .00
                               SAL   03/01/96      2,869.050       2,869.05     .00     .00       2,869.05        2,869.05     .00
                               SAL   03/01/96     42,410.310      42,410.31     .00     .00      42,410.31       42,410.31     .00
                               SAL   03/01/96     27,071.160      27,071.16     .00     .00      27,071.16       27,071.16     .00
                               PUR   03/01/96      1,968.200       1,968.20     .00     .00       1,968.20        1,968.20     .00
                               SAL   03/01/96     16,572.440      16,572.44     .00     .00      16,572.44       16,572.44     .00
                               SAL   03/01/96  2,198,104.580   2,198,104.58     .00     .00   2,198,104.58    2,198,104.58     .00
                               PUR   03/04/96        123.550         123.55     .00     .00         123.55          123.55     .00
                               PUR   03/04/96         48.240          48.24     .00     .00          48.24           48.24     .00
                               PUR   03/04/96        132.340         132.34     .00     .00         132.34          132.34     .00
                               PUR   03/04/96          2.080           2.08     .00     .00           2.08            2.08     .00
                               PUR   03/04/96        331.390         331.39     .00     .00         331.39          331.39     .00
                               SAL   03/04/96      3,867.130       3,867.13     .00     .00       3,867.13        3,867.13     .00
                               PUR   03/04/96        257.650         257.65     .00     .00         257.65          257.65     .00
                               PUR   03/08/96      5,131.050       5,131.05     .00     .00       5,131.05        5,131.05     .80
                               PUR   03/08/96      6,841.400       6,841.40     .00     .00       6,841.40        6,841.40     .00
                               PUR   03/08/96      5,131.050       5,131.05     .00     .00       5,131.05        5,131.05     .00
                               PUR   03/12/96     17,141.590      17,141.59     .00     .00      17,141.59       17,141.59     .00
                               PUR   03/12/96     23,148.710      23,148.71     .00     .00      23,148.71       23,148.71     .00
                               PUR   03/12/96     17,141.590      17,141.59     .00     .00      17,141.59       17,141.59     .00


                                                                                                                              01-129

        KeyTrust

                                  RPT# 1772       5%  REPORT BY ASSET-AGGREGATE TRANSACTIONS

                                                          01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE
101

                20-20-202-0344730                 DIEBOLD SAL 401K CONS ACCT  401T   VALUATION 76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                 TRAN   SETTLE        SHARES/   PURCHASE/SALE     BROKER    OTHER       COST OF    PREVIOUS          NET
 ASSET DESCRIPTION           TYPE    DATE          UNITS    COST/PROCEEDS  COMMISSION  EXPENSE       ASSET   ANNUAL MARKET GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  PUR   03/13/96     3,576.830       3,576.83     .00      .00        3,576.83       3,576.83     .00
                               PUR   03/13/96     3,576.840       3,576.84     .00      .00        3,576.84       3,576.84     .00
                               PUR   03/14/96   371,535.630     371,535.63     .00      .00      371,535.63     371,535.63     .00
                               PUR   03/14/96   156,882.450     156,882.45     .00      .00      156,882.45     156,882.45     .00
                               PUR   03/14/96    38,014.100      38,014.10     .00      .00       38,014.10      38,014.10     .00
                               PUR   03/14/96    13,068.640      13,068.64     .00      .00       13,068.64      13,068.64     .00
                               PUR   03/14/96    40,430.830      40,430.83     .00      .00       40,430.83      40,430.83     .00
                               PUR   03/14/96    79,812.860      79,812.86     .00      .00       79,812.86      79,812.86     .00
                               PUR   03/14/96    65,811.830      65,811.83     .00      .00       65,811.83      65,811.83     .00
                               PUR   03/22/96     1,930.050       1,930.05     .00      .00        1,930.05       1,930.05     .00
                               PUR   03/25/96     4,319.520       4,319.52     .00      .00        4,319.52       4,319.52     .00
                               SAL   03/25/96    74,231.530      74,231.53     .00      .00       74,231.53      74,231.53     .00
                               SAL   03/25/96    17,900.000      17,900.00     .00      .00       17,900.00      17,900.00     .00
                               SAL   03/25/96    42,570.100      42,570.10     .00      .00       42,570.10      42,570.10     .00
                               SAL   03/25/96    13,242.630      13,242.63     .00      .00       13,242.63      13,242.63     .00
                               SAL   03/25/96    97,400.000      97,400.00     .00      .00       97,400.00      97,400.00     .00
                               PUR   03/25/96     1,079.880       1,079.88     .00      .00        1,079.88       1,079.88     .00
                               SAL   03/25/96   100,250.000     100,250.00     .00      .00      100,250.00     100,250.00     .00
                               PUR   03/25/96     5,399.390       5,399.39     .00      .00        5,399.39       5,399.39     .00
                               SAL   03/25/96   428,300.000     428,300.00     .00      .00      428,300.00     428,300.00     .00
                               PUR   03/26/96   347,247.640     347,247.64     .00      .00      347,247.64     347,247.64     .00
                               PUR   03/26/96    64,729.930      64,729.93     .00      .00       64,729.93      64,729.93     .00
                               PUR   03/26/96    10,359.600      10,359.60     .00      .00       10,359.60      10,359.60     .00
                               PUR   03/26/96       515.260         515.26     .00      .00          515.26         515.26     .00
                               SAL   03/26/96     1,614.670       1,614.67     .00      .00        1,614.67       1,614.67     .00
                               PUR   03/26/96     9,059.500       9,059.50     .00      .00        9,059.50       9,059.50     .00
                               SAL   03/27/96     9,053.060       9,053.06     .00      .00        9,053.06       9,053.06     .00
                               SAL   03/27/96    19,549.090      19,549.09     .00      .00       19,549.09      19,549.09     .00
                               SAL   03/27/96    10,357.110      10,357.11     .00      .00       10,357.11      10,357.11     .00
                               SAL   03/27/96   101,294.360     101,294.36     .00      .00      101,294.36     101,294.36     .00
                               PUR   03/27/96         6.310           6.31     .00      .00            6.31           6.31     .00
                               SAL   03/27/96    64,711.840      64,711.84     .00      .00       64,711.84      64,711.84     .00
                               PUR   03/27/96   119,710.360     119,710.36     .00      .00      119,710.36     119,710.36     .00
                               SAL   03/29/96   291,032.680     291,032.68     .00      .00      291,032.68     291,032.68     .00
                               SAL   03/29/96   175,950.000     175,950.00     .00      .00      175,950.00     175,950.00     .00
                               PUR   04/01/96   482,643.660     482,643.66     .00      .00      482,643.66     482,643.66     .00
                               PUR   04/01/96   144,708.130     144,708.13     .00      .00      144,708.13     144,708.13     .00
                               PUR   04/01/96    63,885.160      63,885.16     .00      .00       63,885.16      63,885.16     .00

                                                                          01-129
KeyTrust

         RPT# 1772     5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

        ACCOUNT                                                                                                PAGE 102
        20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56



BROKER/PARTY                  TRAN   SETTLE       SHARES/     PURCHASE/SALE   BROKER     OTHER     COST OF        PREVIOUS       NET
 ASSET DESCRIPTION            TYPE    DATE          UNITS     COST/PROCEEDS COMMISSION  EXPENSE      ASSET   ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  PUR   04/01/96    70,535.540      70,535.54      .00       .00      70,535.54     70,535.54    .00
                               PUR   04/01/96       185.410         185.41      .00       .00         185.41        185.41    .00
                               PUR   04/01/96       185.970         185.97      .00       .00         185.97        185.97    .00
                               PUR   04/01/96       199.030         199.03      .00       .00         199.03        199.03    .00
                               SAL   04/02/96    70,200.000      70,200.00      .00       .00      70,200.00     70,200.00    .00
                               SAL   04/02/96    63,600.000      63,600.00      .00       .00      63,600.00     63,600.00    .00
                               SAL   04/02/96   144,200.000     144,200.00      .00       .00     144,200.00    144,200.00    .00
                               PUR   04/03/96     1,779.310       1,779.31      .00       .00       1,779.31      1,779.31    .00
                               SAL   04/03/96   481,676.280     481,676.28      .00       .00     481,676.28    481,676.28    .00
                               PUR   04/17/96     3,117.370       3,117.37      .00       .00       3,117.37      3,117.37    .00
                               PUR   04/17/96     1,558.690       1,558.69      .00       .00       1,558.69      1,558.69    .00
                               PUR   04/17/96     3,117.370       3,117.37      .00       .00       3,117.37      3,117.37    .00
                               PUR   04/17/96     7,793.440       7,793.44      .00       .00       7,793.44      7,793.44    .00
                               PUR   04/18/96    39,610.830      39,610.83      .00       .00      39,610.83     39,610.83    .00
                               PUR   04/18/96    19,805.420      19,805.42      .00       .00      19,805.42     19,805.42    .00
                               PUR   04/18/96    39,610.830      39,610.83      .00       .00      39,610.83     39,610.83    .00
                               PUR   04/18/96        13.800          13.80      .00       .00          13.80         13.80    .00
                               PUR   04/19/96    33,043.510      33,043.51      .00       .00      33,043.51     33,043.51    .00
                               PUR   04/19/96    14,161.510      14,161.51      .00       .00      14,161.51     14,161.51    .00
                               PUR   04/22/96   327,652.620     327,652.62      .00       .00     327,652.62    327,652.62    .00
                               PUR   04/22/96   131,053.070     131,053.07      .00       .00     131,053.07    131,053.07    .00
                               PUR   04/22/96    70,568.040      70,568.04      .00       .00      70,568.04     70,568.04    .00
                               PUR   04/22/96    12,225.550      12,225.55      .00       .00      12,225.55     12,225.55    .00
                               PUR   04/22/96    54,353.790      54,353.79      .00       .00      54,353.79     54,353.79    .00
                               PUR   04/22/96    34,366.670      34,366.67      .00       .00      34,366.67     34,366.67    .00
                               PUR   04/22/96    33,364.050      33,364.05      .00       .00      33,364.05     33,364.05    .00
                               PUR   04/23/96    10,910.160      10,910.16      .00       .00      10,910.16     10,910.16    .00
                               PUR   04/23/96       215.550         215.55      .00       .00         215.55        215.55    .00
                               PUR   04/23/96       711.030         711.03      .00       .00         711.03        711.03    .00
                               PUR   04/23/96        79.950          79.95      .00       .00          79.95         79.95    .00
                               PUR   04/23/96       474.810         474.81      .00       .00         474.81        474.81    .00
                               PUR   04/23/96     1,104.580       1,104.58      .00       .00       1,104.58      1,104.58    .00
                               SAL   04/26/96     1,100.000       1,100.00      .00       .00       1,100.00      1,100.00    .00
                               PUR   04/26/96         1.670           1.67      .00       .00           1.67          1.67    .00
                               PUR   04/26/96        47.960          47.96      .00       .00          47.96         47.96    .00
                               SAL   04/26/96   111,300.000     111,300.00      .00       .00     111,300.00    111,300.00    .00
                               PUR   04/26/96       235.020         235.02      .00       .00         235.02        235.02    .00
                               SAL   04/26/96    17,745.290      17,745.29      .00       .00      17,745.29     17,745.29    .00

                                                                          01-129

KeyTrust

        RPT# 1772     5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

     ACCOUNT                                                                                                PAGE 103
     20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                  TRAN    SETTLE       SHARES/   PURCHASE/SALE    BROKER     OTHER     COST OF       PREVIOUS        NET
 ASSET DESCRIPTION            TYPE     DATE          UNITS   COST/PROCEEDS  COMMISSION  EXPENSE      ASSET  ANNUAL MARKET  GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  PUR    04/26/96      133.320         133.32      .00      .00         133.32        133.32     .00
                               SAL    04/26/96  215,100.000     215,100.00      .00      .00     215,100.00    215,100.00     .00
                               PUR    04/26/96       93.680          93.68      .00      .00          93.68         93.68     .00
                               PUR    04/26/96      333.800         333.80      .00      .00         333.80        333.80     .00
                               SAL    04/26/96  182,000.000     182,000.00      .00      .00     182,000.00    182,000.00     .00
                               PUR    04/26/96      959.190         959.19      .00      .00         959.19        959.19     .00
                               SAL    04/29/96   47,676.980      47,676.98      .00      .00      47,676.98     47,676.98     .00
                               SAL    04/29/96   34,922.130      34,922.13      .00      .00      34,922.13     34,922.13     .00
                               PUR    04/29/96  111,581.590     111,581.59      .00      .00     111,581.59    111,581.59     .00
                               SAL    04/29/96   11,289.620      11,289.62      .00      .00      11,289.62     11,289.62     .00
                               PUR    04/29/96   20,658.430      20,658.43      .00      .00      20,658.43     20,658.43     .00
                               PUR    04/29/96  259,509.870     259,509.87      .00      .00     259,509.87    259,509.87     .00
                               SAL    04/29/96   42,681.780      42,681.78      .00      .00      42,681.78     42,681.78     .00
                               PUR    04/30/96   43,326.650      43,326.65      .00      .00      43,326.65     43,326.65     .00
                               SAL    04/30/96  113,572.630     113,572.63      .00      .00     113,572.63    113,572.63     .00
                               PUR    04/30/96   12,580.030      12,580.03      .00      .00      12,580.03     12,580.03     .00
                               SAL    04/30/96   33,798.300      33,798.30      .00      .00      33,798.30     33,798.30     .00
                               PUR    04/30/96   38,004.620      38,004.62      .00      .00      38,004.62     38,004.62     .00
                               PUR    04/30/96  361,588.240     361,588.24      .00      .00     361,588.24    361,588.24     .00
                               PUR    04/30/96   37,898.410      37,898.41      .00      .00      37,898.41     37,898.41     .00
                               PUR    05/01/96    1,331.460       1,331.46      .00      .00       1,331.46      1,331.46     .00
                               PUR    05/01/96      253.030         253.03      .00      .00         253.03        253.03     .00
                               PUR    05/01/96      570.420         570.42      .00      .00         570.42        570.42     .00
                               PUR    05/01/96       93.030          93.03      .00      .00          93.03         93.03     .00
                               PUR    05/01/96      824.020         824.02      .00      .00         824.02        824.02     .00
                               PUR    05/01/96      459.960         459.96      .00      .00         459.96        459.96     .00
                               SAL    05/01/96  170,993.360     170,993.36      .00      .00     170,993.36    170,993.36     .00
                               SAL    05/02/96    1,930.250       1,930.25      .00      .00       1,930.25      1,930.25     .00
                               SAL    05/02/96      322.810         322.81      .00      .00         322.81        322.81     .00
                               SAL    05/07/96  101,049.210     101,049.21      .00      .00     101,049.21    101,049.21     .00
                               SAL    05/07/96   15,217.060      15,217.06      .00      .00      15,217.06     15,217.06     .00
                               PUR    05/07/96   10,371.420      10,371.42      .00      .00      10,371.42     10,371.42     .00
                               SAL    05/07/96   13,067.930      13,067.93      .00      .00      13,067.93     13,067.93     .00
                               SAL    05/07/96      451.700         451.70      .00      .00         451.70        451.70     .00
                               SAL    05/07/96    5,095.080       5,095.08      .00      .00       5,095.08      5,095.08     .00
                               SAL    05/07/96    3,620.460       3,620.46      .00      .00       3,620.46      3,620.46     .00
                               PUR    05/10/96    6,311.440       6,311.44      .00      .00       6,311.44      6,311.44     .00
                               PUR    05/10/96    6,372.770       6,372.77      .00      .00       6,372.77      6,372.77     .00

KeyTrust

           RPT# 1772    5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

        ACCOUNT                                                                                                PAGE 104
        20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                  TRAN    SETTLE      SHARES/   PURCHASE/SALE    BROKER     OTHER      COST OF        PREVIOUS       NET
 ASSET DESCRIPTION            TYPE    DATE          UNITS   COST/PROCEEDS  COMMISSION  EXPENSE       ASSET   ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  PUR   05/10/96    1,642.770       1,642.77      .00       .00       1,642.77       1,642.77      .00
                               PUR   05/10/96    6,532.010       6,532.01      .00       .00       6,532.01       6,532.01      .00
                               PUR   05/10/96    6,611.390       6,611.39      .00       .00       6,611.39       6,611.39      .00
                               PUR   05/10/96       11.120          11.12      .00       .00          11.12          11.12      .00
                               PUR   05/10/96    6,973.210       6,973.21      .00       .00       6,973.21       6,973.21      .00
                               PUR   05/14/96   73,947.750      73,947.75      .00       .00      73,947.75      73,947.75      .00
                               PUR   05/14/96   34,644.030      34,644.03      .00       .00      34,644.03      34,644.03      .00
                               PUR   05/14/96  135,217.190     135,217.19      .00       .00     135,217.19     135,217.19      .00
                               PUR   05/14/96   35,391.810      35,391.81      .00       .00      35,391.81      35,391.81      .00
                               PUR   05/14/96   12,465.910      12,465.91      .00       .00      12,465.91      12,465.91      .00
                               PUR   05/14/96   55,269.280      55,269.28      .00       .00      55,269.28      55,269.28      .00
                               PUR   05/14/96  345,594.310     345,594.31      .00       .00     345,594.31     345,594.31      .00
                               PUR   05/15/96   11,683.970      11,683.97      .00       .00      11,683.97      11,683.97      .00
                               PUR   05/15/96      505.540         505.54      .00       .00         505.54         505.54      .00
                               PUR   05/15/96      451.070         451.07      .00       .00         451.07         451.07      .00
                               PUR   05/15/96      238.810         238.81      .00       .00         238.81         238.81      .00
                               PUR   05/15/96    1,063.190       1,063.19      .00       .00       1,063.19       1,063.19      .00
                               PUR   05/15/96       79.950          79.95      .00       .00          79.95          79.95      .00
                               PUR   05/15/96      787.520         787.52      .00       .00         787.52         787.52      .00
                               PUR   05/17/96       20.520    .     20.52      .00       .00          20.52          20.52      .00
                               PUR   05/20/96    2,141.240       2,141.24      .00       .00       2,141.24       2,141.24      .00
                               PUR   05/20/96    2,141.240       2,141.24      .00       .00       2,141.24       2,141.24      .00
                               PUR   05/20/96    8,564.960       8,564.96      .00       .00       8,564.96       8,564.96      .00
                               PUR   05/20/96    8,564.950       8,564.95      .00       .00       8,564.95       8,564.95      .00
                               PUR   05/28/96        9.060           9.06      .00       .00           9.06           9.06      .00
                               PUR   05/28/96      286.210         286.21      .00       .00         286.21         286.21      .00
                               PUR   05/28/96       54.670          54.67      .00       .00          54.67          54.67      .00
                               PUR   05/28/96      396.050         396.05      .00       .00         396.05         396.05      .00
                               PUR   05/28/96      137.010         137.01      .00       .00         137.01         137.01      .00
                               PUR   05/28/96      122.720         122.72      .00       .00         122.72         122.72      .00
                               PUR   05/28/96    1,049.180       1,049.18      .00       .00       1,049.18       1,049.18      .00
                               SAL   05/29/96    1,286.510       1,286.51      .00       .00       1,286.51       1,286.51      .00
                               SAL   05/31/96   57,232.220      57,232.22      .00       .00      57,232.22      57,232.22      .00
                               SAL   05/31/96   33,462.320      33,462.32      .00       .00      33,462.32      33,462.32      .00
                               PUR   05/31/96    2,206.760       2,206.76      .00       .00       2,206.76       2,206.76      .00
                               PUR   05/31/96   77,827.740      77,827.74      .00       .00      77,827.74      77,827.74      .00
                               PUR   05/31/96  143,945.550     143,945.55      .00       .00     143,945.55     143,945.55      .00
                               PUR   05/31/96  284,172.630     284,172.63      .00       .00     284,172.63     284,172.63      .00

                                                                          01-129

KeyTrust

        RPT# 1772    5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

      ACCOUNT                                                                                                PAGE 105
      20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56


BROKER/PARTY                  TRAN    SETTLE      SHARES/     PURCHASE/SALE  BROKER     OTHER     COST OF         PREVIOUS       NET
 ASSET DESCRIPTION            TYPE    DATE          UNITS     COST/PROCEEDS COMMISSION EXPENSE      ASSET    ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  SAL    05/31/96    3,215.950       3,215.95     .00       .00       3,215.95       3,215.95      .00
                               PUR    05/31/96   57,868.120      57,868.12     .00       .00      57,868.12      57,868.12      .00
                               SAL    06/03/96    1,890.560       1,890.56     .00       .00       1,890.56       1,890.56      .00
                               SAL    06/03/96  172,954.310     172,954.31     .00       .00     172,954.31     172,954.31      .00
                               PUR    06/03/96   23,809.740      23,809.74     .00       .00      23,809.74      23,809.74      .00
                               SAL    06/03/96  208,405.400     208,405.40     .00       .00     208,405.40     208,405.40      .00
                               SAL    06/03/96    8,307.500       8,307.50     .00       .00       8,307.50       8,307.50      .00
                               SAL    06/03/96  389,780.720     389,780.72     .00       .00     389,780.72     389,780.72      .00
                               SAL    06/03/96   55,698.290      55,698.29     .00       .00      55,698.29      55,698.29      .00
                               PUR    06/03/96   56,910.810      56,910.81     .00       .00      56,910.81      56,910.81      .00
                               SAL    06/04/96   31,017.800      31,017.80     .00       .00      31,017.80      31,017.80      .00
                               SAL    06/04/96    9,725.090       9,725.09     .00       .00       9,725.09       9,725.09      .00
                               SAL    06/04/96   15,607.240      15,607.24     .00       .00      15,607.24      15,607.24      .00
                               SAL    06/04/96    1,534.670       1,534.67     .00       .00       1,534.67       1,534.67      .00
                               SAL    06/04/96   27,880.890      27,880.89     .00       .00      27,880.89      27,880.89      .00
                               SAL    06/04/96    7,560.370       7,560.37     .00       .00       7,560.37       7,560.37      .00
                               SAL    06/04/96  510,154.240     510,154.24     .00       .00     510,154.24     510,154.24      .00
                               SAL    06/05/96    1,415.320       1,415.32     .00       .00       1,415.32       1,415.32      .00
                               SAL    06/05/96      473.970         473.97     .00       .00         473.97         473.97      .00
                               SAL    06/05/96  455,551.700     455,551.70     .00       .00     455,551.70     455,551.70      .00
                               SAL    06/05/96    2,188.890       2,188.89     .00       .00       2,188.89       2,188.89      .00
                               PUR    06/07/96  211,612.030     211,612.03     .00       .00     211,612.03     211,612.03      .00
                               PUR    06/10/96    1,077.900       1,077.90     .00       .00       1,077.90       1,077.90      .00
                               PUR    06/10/96        6.290           6.29     .00       .00           6.29           6.29      .00
                               PUR    06/10/96      402.330         402.33     .00       .00         402.33         402.33      .00
                               PUR    06/10/96       10.340          10.34     .00       .00          10.34          10.34      .00
                               PUR    06/10/96       62.610          62.61     .00       .00          62.61          62.61      .00
                               PUR    06/10/96      252.290         252.29     .00       .00         252.29         252.29      .00
                               PUR    06/10/96       32.630          32.63     .00       .00          32.63          32.63      .00
                               PUR    06/10/96      123.840         123.84     .00       .00         123.84         123.84      .00
                               PUR    06/17/96   52,151.380      52,151.38     .00       .00      52,151.38      52,151.38      .00
                               PUR    06/17/96   33,157.790      33,157.79     .00       .00      33,157.79      33,157.79      .00
                               PUR    06/17/96   73,595.890      73,595.89     .00       .00      73,595.89      73,595.89      .00
                               PUR    06/17/96  133,526.300     133,526.30     .00       .00     133,526.30     133,526.30      .00
                               PUR    06/17/96   11,504.350      11,504.35     .00       .00      11,504.35      11,504.35      .00
                               PUR    06/17/96    3,475.080       3,475.08     .00       .00       3,475.08       3,475.08      .00
                               PUR    06/17/96   32,820.890      32,820.89     .00       .00      32,820.89      32,820.89      .00
                               PUR    06/17/96  335,895.320     335,895.32     .00       .00     335,895.32     335,895.32      .00

                                                                          01-129
KeyTrust

           RPT# 1772    5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE 106
                20-20-202-0344730              DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD  3,849,229.56


BROKER/PARTY                  TRAN   SETTLE         SHARES/   PURCHASE/SALE   BROKER    OTHER    COST OF         PREVIOUS        NET
 ASSET DESCRIPTION            TYPE    DATE           UNITS    COST/PROCEEDS COMMISSION  EXPENSE   ASSET     ANNUAL MARKET  GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  PUR    06/18/96  13,192.740      13,192.74      .00       .00    13,192.74       13,192.74     .00
                               PUR    06/18/96     259.190         259.19      .00       .00       259.19          259.19     .00
                               PUR    06/18/96      12.850          12.85      .00       .00        12.85           12.85     .00
                               PUR    06/18/96   1,184.800       1,184.80      .00       .00     1,184.80        1,184.80     .00
                               PUR    06/18/96     888.590         888.59      .00       .00       888.59          888.59     .00
                               PUR    06/18/96     545.070         545.07      .00       .00       545.07          545.07     .00
                               PUR    06/18/96      79.670          79.67      .00       .00        79.67           79.67     .00
                               PUR    06/18/96     452.550         452.55      .00       .00       452.55          452.55     .00
                               PUR    06/19/96   4,845.660       4,845.66      .00       .00     4,845.66        4,845.66     .00
                               PUR    06/19/96     151.330         151.33      .00       .00       151.33          151.33     .00
                               PUR    06/19/96     151.330         151.33      .00       .00       151.33          151.33     .00
                               PUR    06/19/96     302.660         302.66      .00       .00       302.66          302.66     .00
                               PUR    06/19/96     151.340         151.34      .00       .00       151.34          151.34     .00
                               PUR    06/19/96     151.330         151.33      .00       .00       151.33          151.33     .00
                               PUR    06/19/96   4,543.000       4,543.00      .00       .00     4,543.00        4,543.00     .00
                               PUR    06/19/96     302.660         302.66      .00       .00       302.66          302.66     .00
                               PUR    06/24/96      47.870          47.87      .00       .00        47.87           47.87     .00
                               PUR    06/24/96     341.900         341.90      .00       .00       341.90          341.90     .00
                               PUR    06/24/96       7.930           7.93      .00       .00         7.93            7.93     .00
                               PUR    06/24/96     997.410         997.41      .00       .00       997.41          997.41     .00
                               PUR    06/24/96      62.250          62.25      .00       .00        62.25           62.25     .00
                               PUR    06/24/96     122.380         122.38      .00       .00       122.38          122.38     .00
                               PUR    06/24/96     240.740         240.74      .00       .00       240.74          240.74     .00
                               PUR    06/24/96      11.890          11.89      .00       .00        11.89           11.89     .00
                               PUR    06/26/96  22,862.550      22,862.55      .00       .00    22,862.55       22,862.55     .00
                               PUR    06/26/96  13,064.310      13,064.31      .00       .00    13,064.31       13,064.31     .00
                               PUR    06/26/96  16,330.400      16,330.40      .00       .00    16,330.40       16,330.40     .00
                               PUR    06/26/96  13,064.310      13,064.31      .00       .00    13,064.31       13,064.31     .00
                               PUR    06/27/96      13.800          13.80      .00       .00        13.80           13.80     .00
                               PUR    06/28/96 365,216.340     365,216.34      .00       .00   365,216.34      365,216.34     .00
                               PUR    06/28/96  12,184.430      12,184.43      .00       .00    12,184.43       12,184.43     .00
                               PUR    06/28/96   3,728.760       3,728.76      .00       .00     3,728.76        3,728.76     .00
                               PUR    06/28/96  55,643.050      55,643.05      .00       .00    55,643.05       55,643.05     .00
                               PUR    06/28/96 145,512.300     145,512.30      .00       .00   145,512.30      145,512.30     .00
                               PUR    06/28/96  36,064.460      36,064.46      .00       .00    36,064.46       36,064.46     .00
                               PUR    06/28/96  34,726.740      34,726.74      .00       .00    34,726.74       34,726.74     .00
                               PUR    06/28/96  79,144.380      79,144.38      .00       .00    79,144.38       79,144.38     .00
                               PUR    07/01/96     159.320         159.32      .00       .00       159.32          159.32     .00

                                                                          01-129

KeyTrust

          RPT# 1772     5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

     ACCOUNT                                                                                                PAGE 107
     20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56



BROKER/PARTY                  TRAN  SETTLE        SHARES/   PURCHASE/SALE    BROKER      OTHER     COST OF        PREVIOUS       NET
 ASSET DESCRIPTION            TYPE   DATE          UNITS    COST/PROCEEDS  COMMISSION  EXPENSE       ASSET   ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  PUR   07/01/96     471.080         471.08      .00       .00         471.08        471.08       .00
                               PUR   07/01/96     275.970         275.97      .00       .00         275.97        275.97       .00
                               PUR   07/01/96     208.640         208.64      .00       .00         208.64        208.64       .00
                               PUR   07/01/96      79.680          79.68      .00       .00          79.68         79.68       .00
                               PUR   07/01/96     121.800         121.80      .00       .00         121.80        121.80       .00
                               PUR   07/01/96      25.670          25.67      .00       .00          25.67         25.67       .00
                               PUR   07/01/96  16,986.050      16,986.05      .00       .00      16,986.05     16,986.05       .00
                               SAL   07/02/96  29,706.370      29,706.37      .00       .00      29,706.37     29,706.37       .00
                               PUR   07/02/96  70,886.470      70,886.47      .00       .00      70,886.47     70,886.47       .00
                               SAL   07/02/96   3,795.450       3,795.45      .00       .00       3,795.45      3,795.45       .00
                               SAL   07/02/96  73,496.750      73,496.75      .00       .00      73,496.75     73,496.75       .00
                               PUR   07/02/96  91,356.030      91,356.03      .00       .00      91,356.03     91,356.03       .00
                               SAL   07/02/96 113,297.950     113,297.95      .00       .00     113,297.95    113,297.95       .00
                               SAL   07/02/96  49,843.820      49,843.82      .00       .00      49,843.82     49,843.82       .00
                               PUR   07/02/96 192,143.200     192,143.20      .00       .00     192,143.20    192,143.20       .00
                               SAL   07/03/96  44,033.970      44,033.97      .00       .00      44,033.97     44,033.97       .00
                               SAL   07/03/96  18,075.170      18,075.17      .00       .00      18,075.17     18,075.17       .00
                               SAL   07/03/96   7,508.870       7,508.87      .00       .00       7,508.87      7,508.87       .00
                               SAL   07/03/96 174,451.390     174,451.39      .00       .00     174,451.39    174,451.39       .00
                               SAL   07/03/96   6,507.210       6,507.21      .00       .00       6,507.21      6,507.21       .00
                               PUR   07/08/96      10.030          10.03      .00       .00          10.03         10.03       .00
                               PUR   07/08/96   2,820.800       2,820.80      .00       .00       2,820.80      2,820.80       .00
                               SAL   07/08/96   1,514.340       1,514.34      .00       .00       1,514.34      1,514.34       .00
                               PUR   07/08/96  11,977.540      11,977.54      .00       .00      11,977.54     11,977.54       .00
                               PUR   07/08/96   3,075.010       3,075.01      .00       .00       3,075.01      3,075.01       .00
                               PUR   07/08/96   3,818.710       3,818.71      .00       .00       3,818.71      3,818.71       .00
                               PUR   07/09/96   5,645.730       5,645.73      .00       .00       5,645.73      5,645.73       .00
                               PUR   07/09/96   2,419.600       2,419.60      .00       .00       2,419.60      2,419.60       .00
                               PUR   07/09/96      13.800          13.80      .00       .00          13.80         13.80       .00
                               PUR   07/09/96   2,419.600       2,419.60      .00       .00       2,419.60      2,419.60       .00
                               PUR   07/09/96   5,645.740       5,645.74      .00       .00       5,645.74      5,645.74       .00
                               SAL   07/10/96 760,000.000     760,000.00      .00       .00     760,000.00    760,000.00       .00
                               PUR   07/11/96 760,000.000     760,000.00      .00       .00     760,000.00    760,000.00       .00
                               SAL   07/12/96  25,700.000      25,700.00      .00       .00      25,700.00     25,700.00       .00
                               SAL   07/15/96  99,500.000      99,500.00      .00       .00      99,500.00     99,500.00       .00
                               PUR   07/15/96   1,000.000       1,000.00      .00       .00       1,000.00      1,000.00       .00
                               SAL   07/15/96 277,900.000     277,900.00      .00       .00     277,900.00    277,900.00       .00
                               PUR   07/15/96   1,000.000       1,000.00      .00       .00       1,000.00      1,000.00       .00

                                                                          01-129

KeyTrust

         RPT# 1772    5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

         ACCOUNT                                                                                                PAGE 108
         20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56



BROKER/PARTY                  TRAN   SETTLE        SHARES/  PURCHASE/SALE   BROKER     OTHER     COST OF        PREVIOUS        NET
 ASSET DESCRIPTION            TYPE    DATE          UNITS   COST/PROCEEDS COMMISSION  EXPENSE      ASSET   ANNUAL MARKET   GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  SAL   07/15/96   7,000.000       7,000.00     .00       .00       7,000.00        7,000.00      .00
                               SAL   07/15/96 459,500.000     459,500.00     .00       .00     459,500.00      459,500.00      .00
                               SAL   07/15/96 759,998.200     759,998.20     .00       .00     759,998.20      759,998.20      .00
                               PUR   07/16/96 352,675.330     352,675.33     .00       .00     352,675.33      352,675.33      .00
                               PUR   07/16/96 136,737.180     136,737.18     .00       .00     136,737.18      136,737.18      .00
                               PUR   07/16/96  61,964.500      61,964.50     .00       .00      61,964.50       61,964.50      .00
                               PUR   07/16/96  11,567.760      11,567.76     .00       .00      11,567.76       11,567.76      .00
                               PUR   07/16/96  73,317.740      73,317.74     .00       .00      73,317.74       73,317.74      .00
                               PUR   07/16/96   4,455.830       4,455.83     .00       .00       4,455.83        4,455.83      .00
                               PUR   07/16/96  32,708.970      32,708.97     .00       .00      32,708.97       32,708.97      .00
                               PUR   07/16/96  32,171.580      32,171.58     .00       .00      32,171.58       32,171.58      .00
                               PUR   07/19/96      63.410          63.41     .00       .00          63.41           63.41      .00
                               PUR   07/19/96     100.750         100.75     .00       .00         100.75          100.75      .00
                               PUR   07/19/96   1,204.710       1,204.71     .00       .00       1,204.71        1,204.71      .00
                               PUR   07/19/96     549.720         549.72     .00       .00         549.72          549.72      .00
                               PUR   07/19/96   1,693.260       1,693.26     .00       .00       1,693.26        1,693.26      .00
                               PUR   07/19/96     749.490         749.49     .00       .00         749.49          749.49      .00
                               PUR   07/19/96      36.920          36.92     .00       .00          36.92           36.92      .00
                               PUR   07/19/96  15,243.190      15,243.19     .00       .00      15,243.19       15,243.19      .00
                               PUR   07/25/96   3,563.720       3,563.72     .00       .00       3,563.72        3,563.72      .00
                               PUR   07/26/96      55.520          55.52     .00       .00          55.52           55.52      .00
                               SAL   07/29/96  63,893.940      63,893.94     .00       .00      63,893.94       63,893.94      .00
                               SAL   07/29/96       9.490           9.49     .00       .00           9.49            9.49      .00
                               SAL   07/29/96     648.070         648.07     .00       .00         648.07          648.07      .00
                               SAL   07/29/96   1,521.800       1,521.80     .00       .00       1,521.80        1,521.80      .00
                               SAL   07/29/96   5,283.280       5,283.28     .00       .00       5,283.28        5,283.28      .00
                               SAL   07/29/96   4,190.030       4,190.03     .00       .00       4,190.03        4,190.03      .00
                               SAL   07/29/96   1,185.740       1,185.74     .00       .00       1,185.74        1,185.74      .00
                               SAL   07/29/96   7,315.240       7,315.24     .00       .00       7,315.24        7,315.24      .00
                               PUR   07/31/96 151,841.190     151,841.19     .00       .00     151,841.19      151,841.19      .00
                               PUR   07/31/96  35,659.320      35,659.32     .00       .00      35,659.32       35,659.32      .00
                               PUR   07/31/96  57,782.320      57,782.32     .00       .00      57,782.32       57,782.32      .00
                               PUR   07/31/96  12,178.340      12,178.34     .00       .00      12,178.34       12,178.34      .00
                               PUR   07/31/96  35,961.800      35,961.80     .00       .00      35,961.80       35,961.80      .00
                               PUR   07/31/96   5,271.540       5,271.54     .00       .00       5,271.54        5,271.54      .00
                               PUR   07/31/96  81,595.440      81,595.44     .00       .00      81,595.44       81,595.44      .00
                               PUR   07/31/96 374,803.140     374,803.14     .00       .00     374,803.14      374,803.14      .00
                               PUR   08/01/96   8,942.630       8,942.63     .00       .00       8,942.63        8,942.63      .00

                                                                          01-129
KeyTrust

         RPT# 1772    5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

      ACCOUNT                                                                                                PAGE 109
      20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD  3,849,229.56



BROKER/PARTY                  TRAN   SETTLE       SHARES/    PURCHASE/SALE   BROKER     OTHER     COST OF         PREVIOUS       NET
 ASSET DESCRIPTION            TYPE    DATE         UNITS     COST/PROCEEDS COMMISSION  EXPENSE      ASSET    ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  PUR   08/01/96   1,140.760       1,140.76      .00       .00       1,140.76        1,140.76      .00
                               PUR   08/01/96     187.380         187.38      .00       .00         187.38          187.38      .00
                               PUR   08/01/96     659.140         659.14      .00       .00         659.14          659.14      .00
                               PUR   08/01/96     105.580         105.58      .00       .00         105.58          105.58      .00
                               PUR   08/01/96      85.250          85.25      .00       .00          85.25           85.25      .00
                               PUR   08/01/96     155.110         155.11      .00       .00         155.11          155.11      .00
                               PUR   08/01/96      73.620          73.62      .00       .00          73.62           73.62      .00
                               SAL   08/02/96  24,926.560      24,926.56      .00       .00      24,926.56       24,926.56      .00
                               SAL   08/02/96   8,006.590       8,006.59      .00       .00       8,006.59        8,006.59      .00
                               SAL   08/02/96  16,529.590      16,529.59      .00       .00      16,529.59       16,529.59      .00
                               SAL   08/02/96      95.440          95.44      .00       .00          95.44           95.44      .00
                               SAL   08/02/96  47,024.580      47,024.58      .00       .00      47,024.58       47,024.58      .00
                               SAL   08/02/96  30,149.630      30,149.63      .00       .00      30,149.63       30,149.63      .00
                               SAL   08/02/96   6,759.130       6,759.13      .00       .00       6,759.13        6,759.13      .00
                               PUR   08/05/96     773.570         773.57      .00       .00         773.57          773.57      .00
                               PUR   08/05/96     942.510         942.51      .00       .00         942.51          942.51      .00
                               PUR   08/05/96     245.040         245.04      .00       .00         245.04          245.04      .00
                               PUR   08/05/96   1,039.750       1,039.75      .00       .00       1,039.75        1,039.75      .00
                               PUR   08/05/96   1,370.840       1,370.84      .00       .00       1,370.84        1,370.84      .00
                               PUR   08/05/96      29.860          29.86      .00       .00          29.86           29.86      .00
                               PUR   08/05/96     990.260         990.26      .00       .00         990.26          990.26      .00
                               PUR   08/05/96      83.920          83.92      .00       .00          83.92           83.92      .00
                               PUR   08/07/96     269.060         269.06      .00       .00         269.06          269.06      .00
                               PUR   08/07/96     864.950         864.95      .00       .00         864.95          864.95      .00
                               PUR   08/07/96  15,334.500      15,334.50      .00       .00      15,334.50       15,334.50      .00
                               PUR   08/07/96      91.520          91.52      .00       .00          91.52           91.52      .00
                               PUR   08/07/96   1,162.990       1,162.99      .00       .00       1,162.99        1,162.99      .00
                               PUR   08/07/96      31.120          31.12      .00       .00          31.12           31.12      .00
                               PUR   08/07/96     539.720         539.72      .00       .00         539.72          539.72      .00
                               PUR   08/07/96     485.880         485.88      .00       .00         485.88          485.88      .00
                               PUR   08/09/96   1,553.600       1,553.60      .00       .00       1,553.60        1,553.60      .00
                               PUR   08/09/96   1,553.600       1,553.60      .00       .00       1,553.60        1,553.60      .00
                               PUR   08/09/96     776.800         776.80      .00       .00         776.80          776.80      .00
                               PUR   08/09/96   3,884.010       3,884.01      .00       .00       3,884.01        3,884.01      .00
                               SAL   08/13/96   5,187.140       5,187.14      .00       .00       5,187.14        5,187.14      .00
                               SAL   08/14/96  14,844.960      14,844.96      .00       .00      14,844.96       14,844.96      .00
                               SAL   08/14/96   1,531.980       1,531.98      .00       .00       1,531.98        1,531.98      .00
                               SAL   08/14/96   4,712.520       4,712.52      .00       .00       4,712.52        4,712.52      .00

KeyTrust

         RPT# 1772     5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

       ACCOUNT                                                                                                PAGE 110
       20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD 3,849,229.56


BROKER/PARTY                  TRAN   SETTLE       SHARES/   PURCHASE/SALE   BROKER     OTHER      COST OF        PREVIOUS        NET
 ASSET DESCRIPTION            TYPE    DATE         UNITS    COST/PROCEEDS COMMISSION  EXPENSE      ASSET    ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  SAL   08/14/96   2,344.300       2,344.30      .00       .00       2,344.30        2,344.30      .00
                               PUR   08/16/96   2,419.600       2,419.60      .00       .00       2,419.60        2,419.60      .00
                               PUR   08/16/96   1,100.010       1,100.01      .00       .00       1,100.01        1,100.01      .00
                               SAL   08/16/96   2,419.600       2,419.60      .00       .00       2,419.60        2,419.60      .00
                               PUR   08/16/96   3,111.920       3,111.92      .00       .00       3,111.92        3,111.92      .00
                               SAL   08/16/96   4,211.930       4,211.93      .00       .00       4,211.93        4,211.93      .00
                               PUR   08/19/96 388,639.440     388,639.44      .00       .00     388,639.44      388,639.44      .00
                               PUR   08/19/96 146,024.150     146,024.15      .00       .00     146,024.15      146,024.15      .00
                               PUR   08/19/96  54,726.280      54,726.28      .00       .00      54,726.28       54,726.28      .00
                               PUR   08/19/96  35,605.980      35,605.98      .00       .00      35,605.98       35,605.98      .00
                               PUR   08/19/96  79,921.390      79,921.39      .00       .00      79,921.39       79,921.39      .00
                               PUR   08/19/96  36,525.170      36,525.17      .00       .00      36,525.17       36,525.17      .00
                               PUR   08/19/96   5,517.410       5,517.41      .00       .00       5,517.41        5,517.41      .00
                               PUR   08/19/96  12,812.430      12,812.43      .00       .00      12,812.43       12,812.43      .00
                               SAL   08/21/96  12,813.000      12,813.00      .00       .00      12,813.00       12,813.00      .00
                               SAL   08/21/96  36,526.000      36,526.00      .00       .00      36,526.00       36,526.00      .00
                               SAL   08/21/96  35,606.000      35,606.00      .00       .00      35,606.00       35,606.00      .00
                               PUR   08/22/96      77.800          77.80      .00       .00          77.80           77.80      .00
                               SAL   08/22/96  54,531.660      54,531.66      .00       .00      54,531.66       54,531.66      .00
                               SAL   08/22/96  79,645.980      79,645.98      .00       .00      79,645.98       79,645.98      .00
                               SAL   08/22/96 145,579.550     145,579.55      .00       .00     145,579.55      145,579.55      .00
                               SAL   08/22/96   5,500.720       5,500.72      .00       .00       5,500.72        5,500.72      .00
                               PUR   08/22/96      61.000          61.00      .00       .00          61.00           61.00      .00
                               PUR   08/22/96      10.640          10.64      .00       .00          10.64           10.64      .00
                               PUR   08/22/96   1,163.240       1,163.24      .00       .00       1,163.24        1,163.24      .00
                               SAL   08/23/96 375,365.110     375,365.11      .00       .00     375,365.11      375,365.11      .00
                               PUR   08/27/96      59.530          59.53      .00       .00          59.53           59.53      .00
                               PUR   08/27/96       4.170           4.17      .00       .00           4.17            4.17      .00
                               PUR   08/28/96   2,710.260       2,710.26      .00       .00       2,710.26        2,710.26      .00
                               PUR   08/29/96   5,117.400       5,117.40      .00       .00       5,117.40        5,117.40      .00
                               SAL   08/29/96  54,095.990      54,095.99      .00       .00      54,095.99       54,095.99      .00
                               SAL   08/29/96  44,927.310      44,927.31      .00       .00      44,927.31       44,927.31      .00
                               SAL   08/29/96  52,076.210      52,076.21      .00       .00      52,076.21       52,076.21      .00
                               SAL   08/29/96   2,021.810       2,021.81      .00       .00       2,021.81        2,021.81      .00
                               SAL   08/29/96  67,496.790      67,496.79      .00       .00      67,496.79       67,496.79      .00
                               PUR   08/29/96   4,340.160       4,340.16      .00       .00       4,340.16        4,340.16      .00
                               SAL   08/29/96 240,338.910     240,338.91      .00       .00     240,338.91      240,338.91      .00
                               PUR   08/30/96  12,689.620      12,689.62      .00       .00      12,689.62       12,689.62      .00

                                                                          01-129

KeyTrust

        RPT# 1772 5%     REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

      ACCOUNT                                                                                                PAGE 111
      20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56



BROKER/PARTY                  TRAN   SETTLE        SHARES/  PURCHASE/SALE   BROKER     OTHER     COST OF         PREVIOUS        NET
 ASSET DESCRIPTION            TYPE    DATE          UNITS   COST/PROCEEDS COMMISSION  EXPENSE      ASSET    ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  PUR   08/30/96   2,128.280      2,128.28      .00       .00       2,128.28        2,128.28       .00
                               PUR   08/30/96   1,428.430      1,428.43      .00       .00       1,428.43        1,428.43       .00
                               PUR   08/30/96      17.880         17.88      .00       .00          17.88           17.88       .00
                               PUR   08/30/96     110.190        110.19      .00       .00         110.19          110.19       .00
                               PUR   08/30/96     540.160        540.16      .00       .00         540.16          540.16       .00
                               PUR   08/30/96     890.220        890.22      .00       .00         890.22          890.22       .00
                               PUR   08/30/96     277.200        277.20      .00       .00         277.20          277.20       .00
                               PUR   09/03/96  34,928.410     34,928.41      .00       .00      34,928.41       34,928.41       .00
                               PUR   09/03/96  35,428.240     35,428.24      .00       .00      35,428.24       35,428.24       .00
                               PUR   09/03/96   5,722.520      5,722.52      .00       .00       5,722.52        5,722.52       .00
                               PUR   09/03/96 154,324.070    154,324.07      .00       .00     154,324.07      154,324.07       .00
                               PUR   09/03/96 384,354.620    384,354.62      .00       .00     384,354.62      384,354.62       .00
                               PUR   09/03/96  56,420.080     56,420.08      .00       .00      56,420.08       56,420.08       .00
                               PUR   09/03/96  83,336.710     83,336.71      .00       .00      83,336.71       83,336.71       .00
                               PUR   09/03/96  12,203.180     12,203.18      .00       .00      12,203.18       12,203.18       .00
                               PUR   09/06/96 186,756.220    186,756.22      .00       .00     186,756.22      186,756.22       .00
                               PUR   09/09/96  20,703.060     20,703.06      .00       .00      20,703.06       20,703.06       .00
                               PUR   09/09/96  48,307.130     48,307.13      .00       .00      48,307.13       48,307.13       .00
                               PUR   09/11/96   3,238.280      3,238.28      .00       .00       3,238.28        3,238.28       .00
                               PUR   09/11/96   2,060.520      2,060.52      .00       .00       2,060.52        2,060.52       .00
                               PUR   09/11/96   2,060.520      2,060.52      .00       .00       2,060.52        2,060.52       .00
                               PUR   09/11/96   2,060.520      2,060.52      .00       .00       2,060.52        2,060.52       .00
                               PUR   09/12/96   4,263.060      4,263.06      .00       .00       4,263.06        4,263.06       .00
                               PUR   09/12/96   4,263.060      4,263.06      .00       .00       4,263.06        4,263.06       .00
                               PUR   09/12/96   4,263.050      4,263.05      .00       .00       4,263.05        4,263.05       .00
                               PUR   09/12/96   4,263.050      4,263.05      .00       .00       4,263.05        4,263.05       .00
                               PUR   09/13/96  28,163.810     28,163.81      .00       .00      28,163.81       28,163.81       .00
                               PUR   09/13/96 162,121.670    162,121.67      .00       .00     162,121.67      162,121.67       .00
                               PUR   09/13/96   6,758.140      6,758.14      .00       .00       6,758.14        6,758.14       .00
                               SAL   09/13/96  16,193.450     16,193.45      .00       .00      16,193.45       16,193.45       .00
                               PUR   09/13/96  68,968.800     68,968.80      .00       .00      68,968.80       68,968.80       .00
                               PUR   09/13/96  62,929.390     62,929.39      .00       .00      62,929.39       62,929.39       .00
                               PUR   09/13/96     855.360        855.36      .00       .00         855.36          855.36       .00
                               PUR   09/13/96 383,206.590    383,206.59      .00       .00     383,206.59      383,206.59       .00
                               PUR   09/16/96  15,856.940     15,856.94      .00       .00      15,856.94       15,856.94       .00
                               PUR   09/16/96     537.520        537.52      .00       .00         537.52          537.52       .00
                               PUR   09/16/96     542.600        542.60      .00       .00         542.60          542.60       .00
                               PUR   09/16/96      17.880         17.88      .00       .00          17.88           17.88       .00

                                                                          01-129

KeyTrust

        RPT# 1772      5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

      ACCOUNT                                                                                                 PAGE 112
      20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56



BROKER/PARTY                 TRAN    SETTLE        SHARES/    PURCHASE/SALE    BROKER   OTHER    COST OF         PREVIOUS        NET
 ASSET DESCRIPTION           TYPE     DATE           UNITS    COST/PROCEEDS COMMISSION EXPENSE     ASSET    ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR    09/16/96       110.190         110.19      .00     .00         110.19         110.19      .00
                              PUR    09/16/96     1,191.160       1,191.16      .00     .00       1,191.16       1,191.16      .00
                              PUR    09/16/96       510.330         510.33      .00     .00         510.33         510.33      .00
                              PUR    09/16/96       904.000         904.00      .00     .00         904.00         904.00      .00
                              SAL    09/17/96    41,600.000      41,600.00      .00     .00      41,600.00      41,600.00      .00
                              SAL    09/17/96   215,700.000     215,700.00      .00     .00     215,700.00     215,700.00      .00
                              SAL    09/17/96    40,700.000      40,700.00      .00     .00      40,700.00      40,700.00      .00
                              SAL    09/18/96   243,600.000     243,600.00      .00     .00     243,600.00     243,600.00      .00
                              SAL    09/18/96    88,900.000      88,900.00      .00     .00      88,900.00      88,900.00      .00
                              SAL    09/18/96   522,280.000     522,280.00      .00     .00     522,280.00     522,280.00      .00
                              SAL    09/18/96    58,000.000      58,000.00      .00     .00      58,000.00      58,000.00      .00
                              SAL    09/19/96 1,427,565.870   1,427,565.87      .00     .00   1,427,565.87   1,427,565.87      .00
                              PUR    09/30/96     7,224.790       7,224.79      .00     .00       7,224.79       7,224.79      .00
                              PUR    09/30/96    50,574.940      50,574.94      .00     .00      50,574.94      50,574.94      .00
                              PUR    09/30/96    78,253.630      78,253.63      .00     .00      78,253.63      78,253.63      .00
                              PUR    09/30/96   144,454.760     144,454.76      .00     .00     144,454.76     144,454.76      .00
                              PUR    09/30/96    30,142.990      30,142.99      .00     .00      30,142.99      30,142.99      .00
                              PUR    09/30/96     8,410.710       8,410.71      .00     .00       8,410.71       8,410.71      .00
                              PUR    09/30/96    29,528.830      29,528.83      .00     .00      29,528.83      29,528.83      .00
                              PUR    09/30/96   258,904.280     258,904.28      .00     .00     258,904.28     258,904.28      .00
                              SAL    10/01/96    45,357.210      45,357.21      .00     .00      45,357.21      45,357.21      .00
                              PUR    10/01/96   347,789.050     347,789.05      .00     .00     347,789.05     347,789.05      .00
                              SAL    10/01/96    31,168.890      31,168.89      .00     .00      31,168.89      31,168.89      .00
                              SAL    10/01/96     9,447.220       9,447.22      .00     .00       9,447.22       9,447.22      .00
                              PUR    10/01/96    69,228.640      69,228.64      .00     .00      69,228.64      69,228.64      .00
                              SAL    10/01/96    29,687.010      29,687.01      .00     .00      29,687.01      29,687.01      .00
                              SAL    10/01/96   145,463.440     145,463.44      .00     .00     145,463.44     145,463.44      .00
                              SAL    10/01/96    51,646.530      51,646.53      .00     .00      51,646.53      51,646.53      .00
                              PUR    10/02/96       218.380         218.38      .00     .00         218.38         218.38      .00
                              PUR    10/02/96       879.360         879.36      .00     .00         879.36         879.36      .00
                              SAL    10/02/96    77,300.000      77,300.00      .00     .00      77,300.00      77,300.00      .00
                              PUR    10/02/96        78.350          78.35      .00     .00          78.35          78.35      .00
                              SAL    10/02/96    33,000.000      33,000.00      .00     .00      33,000.00      33,000.00      .00
                              PUR    10/02/96       394.610         394.61      .00     .00         394.61         394.61      .00
                              SAL    10/03/96   603,948.160     603,948.16      .00     .00     603,948.16     603,948.16      .00
                              PUR    10/07/96     2,220.260       2,220.26      .00     .00       2,220.26       2,220.26      .00
                              PUR    10/07/96     1,480.170       1,480.17      .00     .00       1,480.17       1,480.17      .00
                              PUR    10/07/96       740.090         740.09      .00     .00         740.09         740.09      .00

                                                                          01-129

KeyTrust

        RPT# 1772     5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

     ACCOUNT                                                                                                 PAGE 113
     20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56


BROKER/PARTY                 TRAN    SETTLE        SHARES/  PURCHASE/SALE    BROKER    OTHER     COST OF         PREVIOUS        NET
 ASSET DESCRIPTION           TYPE     DATE           UNITS  COST/PROCEEDS  COMMISSION EXPENSE      ASSET    ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR    10/07/96       740.090       740.09      .00       .00         740.09         740.09       .00
                              PUR    10/07/96       740.090       740.09      .00       .00         740.09         740.09       .00
                              PUR    10/07/96     1,480.170     1,480.17      .00       .00       1,480.17       1,480.17       .00
                              PUR    10/15/96       110.230       110.23      .00       .00         110.23         110.23       .00
                              PUR    10/15/96        27.730        27.73      .00       .00          27.73          27.73       .00
                              PUR    10/15/96     5,809.000     5,809.00      .00       .00       5,809.00       5,809.00       .00
                              PUR    10/16/96   379,712.000   379,712.00      .00       .00     379,712.00     379,712.00       .00
                              PUR    10/16/96   133,130.760   133,130.76      .00       .00     133,130.76     133,130.76       .00
                              PUR    10/16/96    11,492.650    11,492.65      .00       .00      11,492.65      11,492.65       .00
                              PUR    10/16/96    29,660.300    29,660.30      .00       .00      29,660.30      29,660.30       .00
                              PUR    10/16/96    74,374.750    74,374.75      .00       .00      74,374.75      74,374.75       .00
                              PUR    10/16/96     7,068.070     7,068.07      .00       .00       7,068.07       7,068.07       .00
                              PUR    10/16/96    32,412.230    32,412.23      .00       .00      32,412.23      32,412.23       .00
                              PUR    10/16/96    47,036.130    47,036.13      .00       .00      47,036.13      47,036.13       .00
                              PUR    10/18/96        76.510        76.51      .00       .00          76.51          76.51       .00
                              PUR    10/18/96     5,513.950     5,513.95      .00       .00       5,513.95       5,513.95       .00
                              PUR    10/18/96     5,513.940     5,513.94      .00       .00       5,513.94       5,513.94       .00
                              PUR    10/22/96    17,493.540    17,493.54      .00       .00      17,493.54      17,493.54       .00
                              PUR    10/22/96    11,662.360    11,662.36      .00       .00      11,662.36      11,662.36       .00
                              PUR    10/25/96     1,178.550     1,178.55      .00       .00       1,178.55       1,178.55       .00
                              PUR    10/25/96     1,178.560     1,178.56      .00       .00       1,178.56       1,178.56       .00
                              PUR    10/28/96       123.360       123.36      .00       .00         123.36         123.36       .00
                              PUR    10/28/96        17.890        17.89      .00       .00          17.89          17.89       .00
                              PUR    10/28/96        52.810        52.81      .00       .00          52.81          52.81       .00
                              PUR    10/28/96        68.340        68.34      .00       .00          68.34          68.34       .00
                              PUR    10/28/96       235.580       235.58      .00       .00         235.58         235.58       .00
                              PUR    10/28/96         2.440         2.44      .00       .00           2.44           2.44       .00
                              PUR    10/28/96     1,159.940     1,159.94      .00       .00       1,159.94       1,159.94       .00
                              PUR    10/28/96       362.080       362.08      .00       .00         362.08         362.08       .00
                              SAL    10/29/96   141,064.690   141,064.69      .00       .00     141,064.69     141,064.69       .00
                              PUR    10/29/96   244,165.220   244,165.22      .00       .00     244,165.22     244,165.22       .00
                              SAL    10/29/96    48,117.960    48,117.96      .00       .00      48,117.96      48,117.96       .00
                              SAL    10/29/96     9,491.980     9,491.98      .00       .00       9,491.98       9,491.98       .00
                              PUR    10/29/96     7,175.170     7,175.17      .00       .00       7,175.17       7,175.17       .00
                              SAL    10/29/96    81,798.090    81,798.09      .00       .00      81,798.09      81,798.09       .00
                              SAL    10/29/96    31,552.970    31,552.97      .00       .00      31,552.97      31,552.97       .00
                              SAL    10/29/96    40,707.090    40,707.09      .00       .00      40,707.09      40,707.09       .00
                              SAL    10/30/96     3,660.000     3,660.00      .00       .00       3,660.00       3,660.00       .00

                                                                          01-129

KeyTrust

        RPT# 1772     5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

       ACCOUNT                                                                                                PAGE 114
       20-20-202-0344730                     DIEBOLD SAL 401K CONS ACCT  401T    VALUATION76,984,591.21 THRESHOLD   3,849,229.56



BROKER/PARTY                  TRAN   SETTLE        SHARES/  PURCHASE/SALE   BROKER    OTHER     COST OF        PREVIOUS          NET
 ASSET DESCRIPTION            TYPE    DATE           UNITS  COST/PROCEEDS COMMISSION EXPENSE      ASSET   ANNUAL MARKET    GAIN/LOSS

VICTORY FINANCIAL RESERVES FD  SAL   10/30/96    10,883.910    10,883.91     .00      .00      10,883.91      10,883.91        .00
                               PUR   10/30/96       123.360       123.36     .00      .00         123.36         123.36        .00
                               PUR   10/30/96       362.080       362.08     .00      .00         362.08         362.08        .00
                               PUR   10/30/96        17.890        17.89     .00      .00          17.89          17.89        .00
                               SAL   10/30/96    14,440.000    14,440.00     .00      .00      14,440.00      14,440.00        .00
                               PUR   10/30/96       235.580       235.58     .00      .00         235.58         235.58        .00
                               SAL   10/30/96   648,447.680   648,447.68     .00      .00     648,447.68     648,447.68        .00
                               PUR   10/31/96   309,052.430   309,052.43     .00      .00     309,052.43     309,052.43        .00
                               PUR   10/31/96    63,756.400    63,756.40     .00      .00      63,756.40      63,756.40        .00
                               PUR   10/31/96   136,618.770   136,618.77     .00      .00     136,618.77     136,618.77        .00
                               PUR   10/31/96    31,707.640    31,707.64     .00      .00      31,707.64      31,707.64        .00
                               PUR   10/31/96    50,678.460    50,678.46     .00      .00      50,678.46      50,678.46        .00
                               PUR   10/31/96    12,097.340    12,097.34     .00      .00      12,097.34      12,097.34        .00
                               PUR   10/31/96     5,442.780     5,442.78     .00      .00       5,442.78       5,442.78        .00
                               PUR   10/31/96    32,761.620    32,761.62     .00      .00      32,761.62      32,761.62        .00

                       470 PURCHASES FOR    23,297,113.25 191 SALES FOR 23,594,883.35 ISSUE  AGGREGATE TOTAL   46,891,996.60

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                                    -----------------------------------------
                                                 (Name of Plan)




Date:  June 24, 1997                          By:/s/Gerald F. Morris
      --------------                             ---------------------------
                                                 Gerald F. Morris
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                                 (Principal Accounting and
                                                 Financial Officer)

                              DIEBOLD, INCORPORATED

                                    FORM 11-K

                                INDEX TO EXHIBITS

EXHIBIT NO.                                                        PAGE NO.
-----------                                                        --------

      23.     Consent of Independent Auditors                         38